SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

UnitedHealth Group Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GENERAL MATTERS
ELECTION OF DIRECTORS
APPROVAL OF THE 2002 STOCK INCENTIVE PLAN
APPROVAL OF THE EXECUTIVE INCENTIVE PLAN
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT RELATED MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND TRANSACTIONS
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

April 2, 2002	9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our Annual Meeting of Shareholders. We will hold our meeting on Wednesday, May 15, 2002, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

On the following pages we present information about the business of the meeting. We also include information about the nominees for election as members of the Board of Directors. If you cannot attend the meeting, please exercise your right as a shareholder and vote. Every shareholder vote is important. We appreciate your cooperation in promptly voting. You may do so by telephone, via the Internet, or by completing, signing and returning the enclosed proxy.

Sincerely,

William W. McGuire, M.D.
Chairman and Chief Executive Officer

UnitedHealth Group Center

9900 Bren Road East
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 15, 2002

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

      The Company will hold its Annual Meeting of Shareholders on Wednesday, May 15, 2002, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, at 10:00 a.m., Central Time. The purposes of the meeting are:

1.	To elect four people to the Company’s Board of Directors.

2.	To consider and vote on a proposal to approve the UnitedHealth Group Incorporated 2002 Stock Incentive Plan.

3.	To consider and vote on a proposal to approve the UnitedHealth Group Incorporated Executive Incentive Plan.

4.	To transact other business that properly may come before the meeting or any adjournment of the meeting.

      Only shareholders of record of the Company’s common stock at the close of business on March 18, 2002 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Lubben
Secretary

April 2, 2002

WE CORDIALLY INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE VOTE BY TELEPHONE OR VIA THE INTERNET, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. IF YOU LATER CHOOSE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR
ANNUAL MEETING OF SHAREHOLDERS

May 15, 2002

GENERAL MATTERS

General Information Regarding Proxy Materials and Annual Meeting of Shareholders

      The Board of Directors of UnitedHealth Group Incorporated (the “Company”) furnishes this Proxy Statement in connection with the Board’s solicitation of the enclosed proxy. The Board will use the proxy at the Annual Meeting of Shareholders and at any adjournment thereof. The Annual Meeting will take place on Wednesday, May 15, 2002, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

      The Company is furnishing each shareholder with a copy of the Company’s Annual Report for the year ended December 31, 2001, with this Proxy Statement. Management of the Company is mailing this Proxy Statement and the enclosed form of proxy to shareholders beginning on or about April 2, 2002.

      The Board will use the proxy for the purposes listed in the Notice of Annual Meeting of Shareholders.

      Management will vote in the manner a shareholder directs in the proxy. If a shareholder gives no direction, management will vote FOR the election of the director nominees named in this Proxy Statement; FOR the UnitedHealth Group Incorporated 2002 Stock Incentive Plan; and FOR the UnitedHealth Group Incorporated Executive Incentive Plan.

Voting Procedures and Proxy Solicitation

      Registered shareholders can vote their shares by toll-free telephone call or through the Internet as an alternative to completing the enclosed proxy card and mailing it to the Company. The instructions for telephone and Internet voting are provided on the proxy card. The telephone and Internet voting procedures are designed to verify shareholders’ identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly. Shareholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareholders.

      Shareholders who vote by telephone or Internet need not return a proxy card by mail. Whether shareholders submit their proxies by mail, telephone or Internet, a shareholder may revoke a proxy at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company, by submitting a new proxy with a later date by mail, telephone or Internet or by voting in person at the Annual Meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholders giving such proxies.

      The Company will appoint inspectors of election for the meeting. These inspectors will tabulate votes that shareholders cast by proxy or in person at the Annual Meeting. To determine if a quorum is present, the Company will count the number of shares represented in person or by proxy. The Company will treat a shareholder who abstains from voting on any matter as if he or she were present at the meeting for purposes of determining a quorum and calculating the vote on that matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on a matter, the Company will deem the shares covered by the non-vote to be present at the Annual Meeting for purposes of determining a quorum but not for purposes of calculating the vote regarding the matter. The affirmative vote of a majority of the shares of the Company’s Common Stock represented at the meeting in person or by proxy is necessary to approve all matters proposed to the shareholders at the Annual Meeting.

      Only shareholders of record at the close of business on March 18, 2002 will be entitled to vote at the Annual Meeting. As of March 18, 2002, a total of 307,949,440 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote. There is no right to cumulative voting as to any matter.

      The Company will pay expenses in connection with the solicitation of proxies. Management is primarily soliciting proxies by mail. In addition, directors, officers and employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopier or personal calls. The Company has engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $15,000 plus out-of-pocket expenses.

Householding Notice

      The Securities and Exchange Commission (the “SEC”) has adopted rules that allow the Company to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom the Company believes to be members of the same family. This procedure is referred to as “householding.”

      If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of the Company’s Annual Report, Proxy Statement for its Annual Meeting of Shareholders, any proxy statement the Company files and delivers in connection with any other meeting of shareholders, any proxy statement combined with a prospectus or any information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card and Notice of Shareholders’ Meeting for each registered shareholder who shares your last name and lives at your home address.

      If you object to householding or wish to revoke householding in the future, in order to continue to receive individual copies of these documents, you may write or call the Company’s legal department at 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. You can call the same number or write to the same address if you participate in householding but wish to receive a separate copy of these documents or to request householding if shareholders are receiving multiple copies of the annual report, proxy statement or information statement. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s Annual Meeting of Shareholders. If you would like to opt out of householding for any other shareholders’ meeting that might be scheduled during a given calendar year, the Company will issue a press release notifying shareholders of the actual deadline for opting out of householding via either of the methods just described.

      If we do not hear from you, you will be deemed to have consented to the delivery of only one set of these documents to your household. The Company intends to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

      Your participation in this program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to the Company of preparing and mailing duplicate materials. You may wish to receive documents electronically. We have included below instructions for consenting to electronic delivery. If you consent to electronic delivery, we will not be householding so you need not call the phone number above to object to householding. In addition, the Company has been notified that certain intermediaries, i.e. brokers or banks, will household proxy materials. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Electronic Delivery of Proxy Materials

      As an alternative to receiving printed copies of proxy materials in future years, we offer shareholders the opportunity to receive proxy mailings electronically. One of our main goals is to maximize shareholder value. In addition to aligning our businesses to focus on the unique issues and needs of our customers, we are harnessing technology to maximize cost savings. By consenting to electronic delivery of future annual reports and proxy statements, you will help us reduce printing and postage costs.

      To take advantage of this offer, please indicate your consent by following the instructions provided as you vote by Internet or go to the website http://www.econsent.com/unh/ and follow the prompts. You must have access to a computer and the Internet and expect to have access in the future to be eligible. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. Each year you will receive your printed proxy card with information regarding the Internet web site containing the annual report and proxy statement. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

      Your consent will be effective until you revoke it. You may cancel your consent to electronic delivery at no cost to you at any time by written notification to our legal department at 9900 Bren Road East, Minnetonka, Minnesota 55343, or at the Internet site http://www.econsent.com/unh/.

ELECTION OF DIRECTORS

      The Company’s Board of Directors is divided into three classes as nearly equal in number as possible. Each class serves three years with the term of office of one class expiring at the Annual Meeting each year in successive years.

      The Board has nominated four current directors for re-election: Thomas H. Kean, Robert L. Ryan, William G. Spears and Gail R. Wilensky. If elected, these directors will serve a three-year term expiring at the Annual Meeting of Shareholders to be held in 2005. All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the proxies will vote for another person as they determine.

      The Board of Directors recommends a vote FOR the election of the nominees. Management will vote proxies FOR the election of the nominees unless otherwise specified.

      The following table provides certain information about the nominees for election as directors of the Company and also provides information about other directors whose terms of office continue after the Annual Meeting.

Name	Age	Director since

Nominees for Election as Directors Whose Terms Will Expire in 2005
Thomas H. Kean	66	1993
Robert L. Ryan	58	1996
William G. Spears	63	1991
Gail R. Wilensky, Ph.D.	58	1993
Directors Whose Terms Expire in 2003
James A. Johnson	58	1993
Douglas W. Leatherdale	65	1983
Walter F. Mondale	74	1997
Mary O. Mundinger, Ph.D.	64	1997
Directors Whose Terms Expire in 2004
William C. Ballard, Jr.	61	1993
Richard T. Burke	58	1977
Stephen J. Hemsley	49	2000
William W. McGuire, M.D.	53	1989
Donna E. Shalala, Ph.D.	61	2001

      Mr. Ballard has been of counsel to Greenebaum, Doll & McDonald, a law firm in Louisville, Kentucky, since June 1992. In 1992, Mr. Ballard retired after serving 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is also a director of Healthcare Recoveries, Inc. and HealthCare REIT, Inc.

      Mr. Burke has been a member of the Company’s Board of Directors since inception and was its Chief Executive Officer until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc.

      Mr. Hemsley is the President and Chief Operating Officer of the Company and has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in May 1997 as Senior Executive Vice President. He became Chief Operating Officer in September 1998 and was named President in May 1999. Prior to joining the Company, Mr. Hemsley was with Arthur Andersen LLP where he served since 1974 in various capacities, including Chief Financial Officer and Managing Partner, Strategy and Planning.

      Mr. Johnson has been the Vice Chairman of Perseus LLC, a private merchant banking and investment firm, since April 2001. From January 2000 until April 2001, Mr. Johnson served as the Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From January 1999 until December 1999, Mr. Johnson was the Chairman of the Executive Committee of Fannie Mae. From 1990 until January 1999, Mr. Johnson served as the Chairman and Chief Executive Officer of Fannie Mae. Mr. Johnson is also a director of Cummins Engine Company, Inc., Gannett Co., Inc., The Goldman Sachs Group, Inc., KB Home, Target Corporation and Temple-Inland, Inc.

      Mr. Kean has been the President of Drew University in New Jersey since February 1990. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, Mr. Kean served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, Carnegie Corporation of New York, Fiduciary Trust Company International, The Pepsi Bottling Group, Inc. and The Robert Wood Johnson Foundation.

      Mr. Leatherdale is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., where he served in such capacity from 1990 until October 2001. The St. Paul Companies, Inc. is an insurance, financial and general business corporation. Mr. Leatherdale is also director of The St. Paul Companies, Inc., The John Nuveen Company and Xcel Energy, Inc.

      Dr. McGuire is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Dr. McGuire joined the Company as Executive Vice President in November 1988 and became its Chief Executive Officer in February 1991. Dr. McGuire also served as the Company’s Chief Operating Officer from May 1989 to June 1995 and as its President from November 1989 until May 1999.

      Mr. Mondale has been a partner in the law firm of Dorsey & Whitney LLP since December 1996, and was also a partner there from 1987 to 1993. He previously served as a director of the Company from August 1991 to August 1993. Mr. Mondale served as the United States Ambassador to Japan from August 1993 through December 1996. In 1984, Mr. Mondale was the Democratic nominee for President of the United States. From 1977 to 1981, Mr. Mondale was the Vice President of the United States. From 1964 to 1976, Mr. Mondale was a U.S. Senator from Minnesota, and Mr. Mondale served as the Attorney General of Minnesota from 1960 to 1964. Mr. Mondale is also a director of Northwest Airlines Corporation and several BlackRock mutual funds managed by BlackRock Financial Management, Inc.

      Dr. Mundinger has been the Dean of the School of Nursing at Columbia University in New York since January 1986 and Centennial Professor of Health Policy at the School of Nursing since July 1994. Dr. Mundiger has also been Associate Dean, Faculty of Medicine at Columbia University since January 1986. Dr. Mundinger is also a director of Cell Therapeutics, Inc.

      Mr. Ryan has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies, since 1993. Mr. Ryan is also a director of Brunswick Corporation.

      Dr. Shalala has been the President of the University of Miami in Florida since June 2001. From January 2001 until June 2001, Dr. Shalala was a Visiting Distinguished Fellow, Center for Public Service at Brookings Institution. Dr. Shalala served as the U.S. Secretary of Health and Human Services from January 1993 until January 2001. From 1987 to 1993, Dr. Shalala served as the Chancellor of the University of Wisconsin-Madison, and from 1980 until 1986, she was the President of Hunter College in New York. From March 1977 to July 1980, Dr. Shalala served as Assistant Secretary for the Department of Housing and Urban Development.

      Mr. Spears has been a Managing Director of Spears Grisanti & Brown LLC, an investment counseling and management firm, since June 1999. Mr. Spears was the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, from 1972 until 1999. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp. Mr. Spears is also a director of Alcide Corporation and Avatar Holdings, Inc.

      Dr. Wilensky has been the John M. Olin Senior Fellow at Project HOPE, an international health foundation, since May 1995, and the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans since May 2001. From 1997 to 2001 she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and

Medicare programs for the United States. Dr. Wilensky is also a director of Advanced Tissue Sciences, Inc., Gentiva Health Services, Inc., Manor Care, Inc., Quest Diagnostics Incorporated and Syncor International Corporation.

Director Compensation

      The Company pays directors who are not Company employees an annual retainer of $30,000, a $1,500 fee for attending each Board meeting in person ($750 for attending by telephone), and a $1,000 fee for attending each committee meeting in person ($500 for attending by telephone). In addition, the Company pays the Chairman of each of the Audit Committee and the Compensation and Human Resources Committee an annual retainer of $5,000.

      The Company provides health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 2001, the Company paid approximately $5,200 in health care premiums on behalf of Mr. Burke.

      Under the Company’s Directors’ Compensation Deferral Plan (the “Director Deferral Plan”), which became effective January 1, 2002, nonemployee directors may elect to defer annually receipt of all or a percentage of their retainer and meeting fees, including committee meeting fees (but not stock options or other stock-based compensation). Amounts deferred are credited to a bookkeeping account maintained for each director participant, and are distributable upon the termination of the director’s directorship. Participating directors may elect whether distribution shall be made in either (i) an immediate lump sum; (ii) in a series of five or ten annual installments (subject to certain additional rules set forth in the Director Deferral Plan); or (iii) in a delayed lump sum following the tenth anniversary of the termination of the director’s directorship (subject to certain additional rules set forth in the Director Deferral Plan). The Director Deferral Plan does not provide for matching contributions by the Company, but the Company’s Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts.

      Directors of the Company who are not Company employees currently receive grants of non-qualified stock options under the UnitedHealth Group Incorporated Nonemployee Director Stock Option Plan (the “Director Plan”). Under the Director Plan, directors receive three types of option grants: initial grants, annual grants, and grants pursuant to a conversion option. The initial grants (non-qualified stock options to purchase 18,000 shares of the Company’s common stock) are made automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three-year period at the rate of 6,000 shares per year. The annual grants (non-qualified stock options to purchase 10,000 shares of the Company’s common stock) are made automatically in four quarterly installments on the first business day of each fiscal quarter. They become exercisable six months after the date of grant. Pursuant to the conversion option, a director may elect to convert annual retainer and attendance fees into options to purchase the Company’s common stock. The number of shares subject to these options will equal four times the amount of the retainer and meeting fees foregone, divided by the fair market value of a share of the Company’s common stock on the date of grant. These options are granted on the day of each regularly scheduled board meeting, and become exercisable six months after the date of grant. The exercise price for all options granted under the Director Plan is the closing sale price of the Company’s common stock on the date the option is granted.

      See “Approval of the 2002 Stock Incentive Plan” below for a description of a proposed stock incentive plan pursuant to which directors will be eligible to receive awards of stock option grants or restricted stock. If the 2002 Stock Incentive Plan is approved by the shareholders of the Company, it will incorporate the Director Plan, and no future grants will be made under the Director Plan. In such case, the Company’s Board of Directors expects to grant to nonemployee directors options bearing terms similar to those granted under the Director Plan by Board or Committee resolution. See “Approval of the Executive Incentive Plan” for a description of a proposed executive incentive plan pursuant to which directors who are also executive officers will be eligible to receive performance-based bonus payments.

Committees and Meetings of the Board of Directors

      During the year ended December 31, 2001, the Board of Directors held four regular meetings and passed several resolutions by written consent. All incumbent directors attended at least 75% of the meetings of the Board and any committees of which they were members.

      The Board of Directors has established five standing committees: an Audit Committee, a Compensation and Human Resources Committee, a Compliance and Government Affairs Committee, an Executive Committee and a Nominating Committee. These committees help the Board fulfill its responsibilities and assist it in making informed decisions as to the Company’s operations.

      The Audit Committee consists of Messrs. Leatherdale (Chairman), Ballard, Johnson and Ryan, each of whom is a non-employee director and independent of Company management. The Audit Committee held four regular meetings and one special meeting in 2001. The Audit Committee assists the Board by overseeing the Company’s financial reporting, public disclosure and compliance activities. The Audit Committee operates as a direct line of communication between the Board and the Company’s independent public accountants, as well as the Company’s internal audit, compliance and legal personnel.

      The Compensation and Human Resources Committee consists of Messrs. Spears (Chairman) and Kean and Dr. Mundinger, each of whom is a non-employee director and independent of Company management. The Compensation and Human Resources Committee held four regular meetings and one special meeting in 2001 and passed several resolutions by written consent. The Compensation and Human Resources Committee is responsible for overseeing the Company’s compensation, employee benefit and stock-based programs. The Committee also negotiates and administers the Company’s employment arrangements with its Chief Executive Officer and President, supervises incentive and equity-based compensation programs for the Company’s employees and reviews and monitors director compensation programs.

      The Compliance and Government Affairs Committee consists of Messrs. Mondale (Chairman) and Burke and Dr. Wilensky. The Compliance and Government Affairs Committee held four regular meetings in 2001. The Compliance and Government Affairs Committee is responsible for the development of guidelines and procedures for ethical and legal compliance; ensuring adequate guidance, reporting and investigation processes; monitoring compliance with compliance guidelines and ethics policies; and monitoring and evaluating corporate governance.

      The Executive Committee consists of Dr. McGuire (Chairman) and Messrs. Spears, Ballard and Leatherdale. The Executive Committee held one special meeting in 2001 and passed several resolutions by written consent. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

      The Nominating Committee consists of Messrs. Ballard (Chairman), Kean, Leatherdale and Spears and Dr. McGuire. The Nominating Committee held one regular meeting in 2001. The Nominating Committee’s duties include identifying and nominating individuals to be proposed for election as directors at the annual meeting of shareholders, filling board vacancies and overseeing the director evaluation process. The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Company’s Secretary. To be timely for the next Annual Meeting, notice must be received at the Company’s principal executive offices on or before December 3, 2002. Shareholders must include in such notice the information specified in the Company’s Bylaws that will enable the Nominating Committee to evaluate the qualifications of the recommended nominee.

APPROVAL OF THE 2002 STOCK INCENTIVE PLAN

      The Company currently has the following three stock incentive plans pursuant to which awards are granted to the Company’s employees and nonemployee directors, each as amended to date:

•	United HealthCare Corporation 1991 Stock and Incentive Plan;

•	United HealthCare Corporation 1998 Broad-Based Stock Incentive Plan; and

•	UnitedHealth Group Incorporated Nonemployee Director Stock Option Plan.

      Under these three stock incentive plans, as of April 1, 2002, there are a total of 74,766,734 shares of common stock authorized for issuance, 33,193,684 of which are authorized and available for grant, and 41,573,050 of which are authorized and subject to outstanding awards. The Company proposes to consolidate these three stock incentive plans (the “Prior Plans”) into one plan with the same number of authorized shares. The Company’s reasons for this action are:

•	to simplify administration of the Company’s stock-based incentive programs;

•	to help ensure favorable tax treatment of stock-based awards; and

•	to replace one of the existing stock incentive plans which expires prior to the next annual shareholders’ meeting.

      On February 12, 2002, the Board of Directors adopted, subject to shareholder approval, the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “2002 Stock Plan”) for employees, management personnel and other personnel and directors who are not also employees of the Company. The purpose of the 2002 Stock Plan is to aid in attracting and retaining employees, management, other personnel and non-employee directors capable of assuring the Company’s future success, to offer these individuals incentives to put forth maximum efforts for the success of the Company’s business and to afford them an opportunity to acquire a proprietary interest in the Company. The 2002 Stock Plan includes the following key benefits and features, which are more fully described below:

•	No additional shares authorized (all shares are already outstanding or available for grant under the Company’s existing stock incentive plans)

•	Administrative ease of consolidating three stock incentive plans into a single plan

•	Favorable tax treatment of stock-based awards

•	Stock options may not be repriced or exchanged without shareholder approval

•	Stock options and stock appreciation rights may not be granted at less than 100% of fair market value on date of grant

•	7 million share limit on grants of awards other than stock options and stock appreciation rights

•	Option term may not extend beyond 10 years

•	Acceleration of vesting of stock options or lapse of restrictions on other awards permitted only under limited circumstances

•	Past and anticipated share repurchase activity leads the Company to believe approval of 2002 Stock Plan will not result in net shareholder dilution

•	2002 Stock Plan to be administered by Compensation and Human Resources Committee, members of which are all independent directors

•	With limited exceptions, awards of restricted stock and restricted stock units contain restrictions that lapse no earlier than 3 years after date of grant

•	Awards made to any employee, not just executives

•	No automatic increases in number of authorized shares, except in the case of certain acquisitions

      The 2002 Stock Plan will become effective immediately upon approval by the Company’s shareholders. On the effective date, the Prior Plans shall be considered to be incorporated in the 2002 Stock Plan. All outstanding options, restricted stock and other awards issued under the Prior Plans will remain subject to the terms and conditions of the plans under which they were issued, but shares of stock relating to outstanding options, restricted stock or other awards issued under the Prior Plans will be considered shares of stock authorized under the 2002 Stock Plan. From and after the effective date of the 2002 Stock Plan, no further awards will be made under the Prior Plans.

      The 2002 Stock Plan authorizes the grant of stock options and several other types of stock-based awards. The Board of Directors believes that stock options and other stock-based awards have been, and will continue to be, a very important factor in attracting and retaining talented employees and nonemployee directors. While the cash compensation the Company offers to these individuals is competitive with that of other companies of comparable size and complexity, it is generally not above market; as a result, in order to attract the most qualified employees and non-employee directors the Company must rely on alternative forms of compensation, including awards under stock plans such as the 2002 Stock Plan.

      The Board of Directors believes the 2002 Stock Plan is important to the Company because it is generally structured to ensure that certain executive compensation under the 2002 Stock Plan is tax deductible for the Company. Currently, grants under the 1991 Stock and Incentive Plan qualify for such treatment, but grants under the 1998 Broad-Based Stock Incentive Plan do not. No further grants can be made under the 1991 plan after February 2003.

      The Company’s Board of Directors believes that the approval of the 2002 Stock Plan will not result in any net shareholder dilution. Over the last four years the number of shares the Company has repurchased exceeds 2.5 times the number of options granted during that same period. The Company remains committed to future share repurchases to the extent the Company believes that its stock is undervalued. The Board of Directors believes that stock-based compensation aligns the interests of the Company’s management and nonemployee directors with the interests of its shareholders. Stock incentive awards enhance shareholder value by increasing employee loyalty to the Company and providing increased motivation for them to contribute to the Company’s future success.

      Approval of the 2002 Stock Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

      The following summary describes certain significant terms of the 2002 Stock Plan. The full text of the 2002 Stock Plan is set forth as Appendix A to this Proxy Statement. Because the summary does not cover all of the provisions of the 2002 Stock Plan, you are encouraged to read the attached copy of the 2002 Stock Plan.

      Shares Authorized. The Company is requesting that 74,766,734 shares be authorized for issuance under the 2002 Stock Plan, which is the number of shares authorized for issuance under the Prior Plans as of April 1, 2002. The Company is not requesting that any additional shares be authorized for issuance under the 2002 Stock Plan. Not more than 7,000,000 shares will be available for granting any types of awards other than stock options and stock appreciation rights. The total number of shares authorized for issuance under the 2002 Stock Plan represents approximately 24% of the shares of the Company’s common stock issued and outstanding on April 1, 2002. The closing price per share of the Company’s common stock on such date, as reported by the New York Stock Exchange (the “NYSE”), was $75.89.

      If any shares of Company common stock subject to an award under the 2002 Stock Plan or to which an award relates are not purchased or are forfeited, or if any award terminates without the delivery of shares or other consideration, the shares previously used for the awards will be available for future awards under the 2002 Stock Plan. In addition, if any shares are delivered by a 2002 Stock Plan participant as payment to the Company of the purchase price relating to an award (or delivered to pay the participant’s tax withholding obligations), then only the number of shares issued net of the shares tendered shall be deemed issued for purposes of determining the maximum number of shares available for granting of future awards under the 2002 Stock Plan. The number of shares available is subject to increase if the Company issues shares of its common stock as consideration for a business acquisition by it or any of its subsidiaries, provided that the Company determines, at or before the time such business acquisition is consummated, that options or other stock-based awards will not continue to be granted, following such business acquisition, under any plan of the acquired business which is assumed by the Company by contract or by operation of law. Notwithstanding the foregoing, the number of shares available for granting incentive stock options under the 2002 Stock Plan shall not exceed 33,000,000, subject to certain adjustments provided for in the 2002 Stock Plan.

      Eligibility. Any employee, officer, director, consultant or independent contractor providing services to the Company or any of its affiliates is eligible to receive awards under the 2002 Stock Plan. We estimate that approximately 31,000 such individuals will be eligible to participate in the 2002 Stock Plan during 2002.

      Plan Administration. The 2002 Stock Plan will be administered by the Company’s Compensation and Human Resources Committee (the “Committee”), each member of which will be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Committee will have the authority to establish rules for the administration of the 2002 Stock Plan, to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by the awards, and to set the vesting and other terms and conditions of awards. The Committee may accelerate the vesting of awards only upon a change in control, a Qualifying Termination (as defined in the 2002 Stock Plan), or upon the death or disability of the award holder.

      The Committee may delegate to one or more officers of the Company or an affiliate, or a committee of such officers, the right to grant awards with respect to individuals who are not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company shall not delegate its powers and duties under the 2002 Stock Plan in any manner that would cause the 2002 Stock Plan not to comply with the requirements of Section 162(m) of the Code.

      Types and Terms of Awards. The 2002 Stock Plan will permit the granting of (a) stock options, including “incentive stock options” meeting the requirements of Section 422 of the Code, and “nonqualified stock options” that do not meet such requirements, (b) stock appreciation rights, or “SARs,” (c) restricted stock and restricted stock units, (d) performance awards and (e) other awards valued in whole or in part by reference to or otherwise based upon the Company’s Common Stock (which we refer to in this Proxy Statement as “other stock-based awards”). Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee determines.

      The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security that may be purchased under any other stock-based award will not be less than 100% of the fair market value of the Company’s common stock on the date of grant. Awards granted under the 2002 Stock Plan may not have a term longer than 10 years. No person may be granted any award or awards, the value of which is based solely on an increase in the value of the Company’s Common Stock after the date of grant, for more than 5,000,000 shares of Common Stock in the aggregate in any calendar year. The foregoing limitation specifically includes the grant of any “qualified performance-based” awards within the meaning of Section 162(m) of the Code.

      Stock Options. Options may be exercised by payment of the exercise price, either in cash, loans or, at the discretion of the Committee, in whole or in part by tendering previously owned shares of the Company’s Common Stock or other consideration having a fair market value on the date of exercise equal to the exercise price (provided that such shares must have been owned by the participant for no less than six months prior to the date of exercise if such shares were acquired upon the exercise of another option or upon the vesting of restricted stock or restricted stock units). Determinations of fair market value under the 2002 Stock Plan will be made in accordance with methods and procedures established by the Committee. For purposes of the 2002 Stock Plan, the fair market value of the Company’s common stock on a given date will be the closing price of the Common Stock as reported by the NYSE on that date.

      The Committee may grant “reload” options, either separately or together with another option. Under a reload option, a participant who exercises an option by tendering shares of the Company’s common stock (or who pays the amount of tax required to be withheld upon such exercise by tendering shares) would be granted a new option to purchase a number of shares not exceeding the number of shares tendered to exercise the option and pay withholding taxes. The term of the reload option may not extend beyond the term of the original option.

      If the 2002 Stock Plan is approved by the shareholders of the Company, it will incorporate the Director Plan discussed above under the heading “Director Compensation” and no future grants will be made under the Director Plan. The Company’s Board of Directors expects to grant options bearing terms similar to those granted under the Director Plan by Board or Committee resolution.

      SARs. If the Company elects to issue SARs, the holder of a SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee so determines, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

      Restricted Stock and Restricted Stock Units. The holder of restricted stock may have all of the rights of the Company’s shareholders (including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect to the stock), or these rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee have lapsed.

      If the Company elects to issue restricted stock units, holders of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of the shares) at some future date. Upon termination of the holder’s employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

      Performance Awards. A performance award granted under the 2002 Stock Plan may be paid in cash, shares of the Company’s common stock (including restricted stock or restricted stock units), other securities or other awards or property. The holder of a performance award will receive payments upon achieving specified performance goals during certain performance periods designated by the Committee. The terms of the performance awards, including performance goals, length of performance periods, amount of performance award, and any other terms and conditions, shall be determined by the Committee.

      Other Stock-Based Awards. The Committee also is authorized to grant other types of stock-based awards. The 2002 Stock Plan provides that the Committee shall establish the terms and conditions of such awards.

      Transferability. In general, no award and no right under any award granted under the 2002 Stock Plan will be transferable by its recipient otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order. However, awards (other than incentive stock options) may be transferable pursuant to terms determined by the Committee as specifically provided in individual award agreements.

      Withholding Obligations. Under the 2002 Stock Plan, the Committee may permit participants receiving or exercising awards to surrender previously owned shares of Common Stock to the Company to satisfy federal, state or local withholding tax obligations, provided that such shares must have been owned by the participant for no less than six months prior to the date of exercise if such shares were acquired upon exercise of another stock option or upon the vesting of restricted stock or restricted stock units.

      Adjustments. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company or other similar corporate transaction affecting the shares of Common Stock, the Committee will, in order to prevent the diminution or enlargement of any benefits resulting from an award under the Incentive Plan, adjust the number of shares subject to the award and the exercise price and other provisions of the award. Except for these adjustments, no option may be amended to reduce its initial exercise price, and no option may be canceled and replaced with an option or options having a lower exercise price.

      Amendments. The Board of Directors may amend, alter or discontinue the 2002 Stock Plan at any time. However, shareholder approval must be obtained for any amendment that requires the approval of shareholders under any rules or regulations of the NYSE, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company. Other than as set forth in the “Adjustments” section above, options may not be repriced without shareholder approval.

      Term. Awards under the 2002 Stock Plan will only be granted during a 10-year period beginning on the effective date, which is the date on which the Company’s shareholders approve the 2002 Stock Plan. However, any award granted may extend beyond this 10-year period.

      Tax Consequences. The following is a summary of the principal federal income tax consequences generally applicable to awards under the 2002 Stock Plan.

      Options and SARs. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of a qualified incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that an alternative minimum tax liability may result), and the Company will not be entitled to a tax deduction when an incentive stock option is exercised.

      Upon exercising a nonqualified stock option, the optionholder must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon the exercise of a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and are deductible by the Company.

      The tax consequence to an optionholder upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or by exercising a nonqualified stock option or SAR. Generally, there will be no tax consequences to the Company in connection with the disposition of shares acquired under an option. However, the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

      Other Awards. For other awards granted under the 2002 Stock Plan that are payable in cash or shares of Common Stock and that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for the shares of Common Stock by the holder of the award. In this case, the Company will be entitled at that time to a deduction for the same amount if and to the extent that amount satisfies general rules concerning deductibility of compensation.

      For an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares of Common Stock by the holder. In this case, the Company will be entitled at that time to a tax deduction for the same amount if and to the extent that amount is deductible.

      Special Rules. Special rules may apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company’s tax deduction, are determined as of the end of such period.

      The Board of Directors recommends a vote FOR this proposal. Management will vote proxies in favor of approval of the 2002 Stock Plan unless otherwise specified.

APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

      On February 12, 2002, the Company’s Board of Directors adopted the UnitedHealth Group Incorporated Executive Incentive Plan (the “Incentive Plan”). The Incentive Plan consolidates two separate plans the Company has in effect and is designed to provide executives with incentive compensation based upon the achievement of objective performance goals. The Incentive Plan permits the grant of two types of awards to officers selected for either or both of such awards:

•	annual incentive awards, which are annual bonus awards paid in cash (“Annual Incentive Awards”), and

•	performance awards, which are multi-year awards that may be paid out in cash, shares of the Company’s stock, other securities or other property (“Performance Awards”).

      The purpose of the Incentive Plan is to advance the interests of the Company and its shareholders by attracting and retaining key senior executives and by encouraging these executives to contribute to the continued success and growth of the Company’s business.

      As discussed above in the section titled “Approval of the 2002 Stock Incentive Plan,” although the Company’s compensation to its employees is competitive, the Board of

Directors believes that performance-based forms of compensation, including the types of awards available under the Incentive Plan, are necessary to enable the Company to continue to attract and retain the most qualified executives. To that end, the Company currently has in effect incentive arrangements comparable to those contemplated by the Incentive Plan. However, these current arrangements are not structured to ensure that all payments are tax deductible for the Company. The Incentive Plan is being submitted for shareholder approval in order to permit all compensation paid by the Company under the Incentive Plan to be tax deductible to the Company. Under Section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to each of the chief executive officer and the four other most highly compensated executive officers of a publicly held corporation is limited to $1,000,000 per fiscal year. Some types of compensation are exempted from this deduction limitation, including “qualified performance-based compensation,” as defined in Section 162(m) of the Code and related regulations. The Incentive Plan is designed so that amounts awarded under it can qualify as “qualified performance-based compensation” for purposes of Section 162(m). The availability of the Section 162(m) exemption for benefits that may be paid under the Incentive Plan for performance in the fiscal year ending December 31, 2002 is conditioned upon shareholder approval of the Incentive Plan. The Company intends to make annual incentive awards and performance awards, but is seeking shareholder approval of the Incentive Plan to ensure that executive compensation under the Incentive Plan is tax deductible for the Company.

      Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

      The following summary describes certain significant terms of the Incentive Plan. The full text of the Incentive Plan is set forth as Appendix B to this Proxy Statement. Because the summary does not cover all of the provisions of the Incentive Plan, you are encouraged to read the attached copy of the Incentive Plan.

      Administration. Like the 2002 Stock Plan, the Incentive Plan will be administered by the Committee. The Committee has full power and authority, subject to the provisions of the Incentive Plan, to (a) establish and amend such rules and regulations as are necessary for the proper administration of the Incentive Plan, (b) construe, interpret and administer the Incentive Plan and any agreement relating to the Incentive Plan and (c) make all other determinations and take all other actions necessary for the administration of the Incentive Plan.

      The Committee may amend the Incentive Plan prospectively at any time for any reason, provided that to the extent required by Section 162(m) of the Code, shareholder approval may be required. In addition, the Committee may terminate or curtail the benefits of the Incentive Plan to any participant.

      Eligibility; Designation of Participants. Any officer of the Company is eligible to participate in the Incentive Plan if designated by the Committee as a participant. The Company currently has approximately 150 employees who may be considered for this purpose. The Incentive Plan provides that, at any time ending on or before the 90th day of each Performance Period (as defined below), the Committee shall designate all participants in the Incentive Plan for such Performance Period.

      Annual Incentive Awards. From time to time, the Committee may grant annual incentive awards payable to participants in cash. At the time the Committee designates the participants in the Incentive Plan, the Committee will also approve for that Performance Period one or more “Performance Thresholds” and “Target Awards.” Each Target Award will be a percentage approved by the Committee, which percentage may be greater or less than 100%. The maximum payment under the Incentive Plan for any Annual Incentive Award is one percent (1%) of the Company’s “Earnings” (as defined in the Incentive Plan) for the Performance Period. The Performance Thresholds are objective goals relating to the Company’s Earnings per Share. “Earnings per Share” generally means the Company’s earnings per share computed in accordance with generally accepted accounting principles as reported in the Company’s consolidated financial statements for the applicable year, subject to certain adjustments for extraordinary, nonrecurring or other similar expenses and charges. For purposes of the Incentive Plan, “Earnings” means the Company’s net income computed in accordance with generally accepted accounting principles as reported in the Company’s consolidated financial statements for the applicable year, adjusted to eliminate (i) the cumulative effect of changes in generally accepted accounting principles, (ii) gains and losses from discontinued operations, (iii) extraordinary gains and losses and (iv) any other unusual or nonrecurring losses that are separately identified and quantified in the Company’s financial statements, including merger-related charges. “Performance Period” means (a) with respect to Annual Incentive Awards, each consecutive twelve month period commencing on January 1st of each year during the term of the Incentive Plan and coinciding with the Company’s fiscal year, and (b) with respect to Performance Awards, such period as shall be specified from time to time by the Committee.

      Under the Incentive Plan, in the event that the Company’s Earnings per Share for a Performance Period equal or exceed a designated Performance Threshold for that Performance Period, participants will receive an Annual Incentive Award for that period in an amount not greater than (a) the participant’s annualized base salary, as of the last day of September of the year with respect to which Annual Incentive Award payments are being made, multiplied by (b) the participant’s Target Award for that year. In the event that the Company’s Earnings per Share for a Performance Period exceed the highest designated Performance Threshold for that Performance Period, however, then each participant shall receive an Annual Incentive Award not greater than the dollar amount equal to one percent (1%) of the Company’s Earnings for the Performance Period. However, even if the Company’s Earnings per Share equal or exceed a designated

Performance Threshold for a given year, the Committee has the discretion to reduce the amount of any Annual Incentive Award payment otherwise payable to any participant under the Incentive Plan. In determining whether Annual Incentive Award payments to any participant in the Incentive Plan will be reduced, the Committee will consider such financial and individual performance factors as it determines to be appropriate. If the Incentive Plan had been in effect in fiscal 2001, the maximum Annual Incentive Award payable under the Incentive Plan would have been $9.13 million.

      Subject to any applicable elections under any non-qualified compensation deferral plans of the Company, Annual Incentive Award payments to participants in the Incentive Plan will be made in cash after the completion of a Performance Period, after the Committee has certified that the Company Performance Threshold has been attained, determined the maximum Annual Incentive Award, and made other necessary determinations under the Incentive Plan.

      Performance Awards. Certain designated executive officers of the Company may be entitled to receive Performance Awards. Performance Awards granted under the Incentive Plan shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Performance Awards granted under the Incentive Plan may be payable in cash, shares of Company stock, other securities or other property.

      All terms and conditions of the Incentive Plan as they apply to any Performance Award will be interpreted in such a fashion as to qualify all compensation paid thereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

      The business criteria to be used for purposes of establishing performance goals for Performance Awards, the attainment of which may determine the amount and/or vesting with respect to Performance Awards, will be selected from the following alternatives (unless and until the Committee proposes for shareholder approval and the Company’s shareholders approve a change in such criteria), each of which may be based on absolute standards or comparisons versus specified companies or groups of companies and may be applied at individual or various organizational levels (for example, the Company as a whole or identified business units, segments or the like): revenue growth, Return on Equity (as defined in the Incentive Plan), operating cash flows, Earnings per Share (as defined in the Incentive Plan) and operating margin.

      If Section 162(m) of the Code or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without disclosing to shareholders and obtaining shareholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee will have the sole discretion to make such changes without obtaining shareholder approval.

      The Committee will, not later than 90 days after the beginning of each Performance Period, designate all participants for such Performance Period and establish the objective performance factors for each participant for that Performance Period on the basis of one or more of the business criteria set forth above. Following the close of each Performance Period and prior to payment of any amount to a participant with respect to a Performance Award, the Committee will certify in writing as to the attainment of all factors (including the performance factors for a participant) upon which any payments to a participant for that Performance Period are to be based.

      The target and range of possible Performance Awards will be from zero to 300% of the participant’s average base compensation. For this purpose, the average base compensation will be the participant’s total salary earned during the applicable Performance Period (or such lower amount as determined by the Committee) divided by the number of years in the Performance Period. The maximum bonus which may be paid to any participant pursuant to any Performance Award with respect to any Performance Period may not exceed $10,000,000.

      Performance Awards will be paid no later than three months following the conclusion of the applicable Performance Period. The Committee has authority to reduce, but may not increase, the amount of a payout otherwise to be made in connection with a Performance Award. If permitted by applicable law, payments of Performance Awards may be deferred into the Company’s non-qualified compensation deferral plans in accordance with rules established by the Committee. The Committee may, in its discretion, determine to pro rate a participant’s award if the participant retires, dies or becomes permanently and totally disabled before the end of a Performance Period or after the Performance Period and before a Performance Award is paid. Upon a change in control (as defined in the Incentive Plan) of the Company during a Performance Period, the Company shall pay each participant a pro rated portion of the maximum Performance Award for which such participant is eligible with respect to the Performance Period.

      Employment Termination. Except in the event of a participant’s retirement, death or permanent disability, or upon a change in control, no payment under the Incentive Plan with respect to any Performance Period shall be paid or owed to a participant who is not actively employed by the Company at the time the payment otherwise would be made.

      Transferability. Participants and their beneficiaries do not have the right to transfer or assign any payments to be made under the Incentive Plan.

      Tax Obligations. The Committee has the authority to establish any policy to ensure that all federal, state and local taxes are withheld or collected from each participant in the Incentive Plan.

      The Board of Directors recommends a vote FOR this proposal. Management will vote proxies in favor of approval of the Incentive Plan unless otherwise specified.

EXECUTIVE COMPENSATION

Cash and Other Compensation

      The following table provides certain summary information for the fiscal years ended December 31, 2001, 2000 and 1999 relating to cash and other forms of compensation paid to, or accrued by the Company on behalf of the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

					Long Term Compensation

					Awards	Payouts

				Other Annual	Securities			All Other
				Compensation	Underlying	LTIP Payouts		Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Options/(#)	($)		($)(2)

William W. McGuire, M.D.	2001	1,796,154	3,722,000	163,524	650,000	1,695,000		240,321
Chief Executive Officer	2000	1,696,154	3,053,077	109,159	650,000	1,642,308	(3)	2,822,599
	1999	1,588,461	2,978,365	81,479	4,150,000	–0–		123,863
Stephen J. Hemsley	2001	900,000	1,575,000	18,920	300,000	840,000		76,427
President and Chief	2000	871,154	1,306,731	22,108	300,000	809,135	(3)	662,672
Operating Officer	1999	747,116	1,167,368	19,303	2,020,000	–0–		23,929
Jeannine M. Rivet	2001	465,000	485,000	–0–	75,000	350,000		23,258
Executive Vice	2000	462,961	555,000	–0–	80,000	340,000	(3)	15,633
President and Chief Executive Officer, Ingenix	1999	442,831	442,831	6,400	199,624	–0–		14,608
R. Channing Wheeler	2001	465,000	500,000	1,600	80,250	450,000		38,147
Chief Executive Officer,	2000	457,308	500,000	3,200	100,000	442,000	(3)	31,839
Uniprise	1999	420,192	475,000	–0–	277,520	–0–		12,100
Robert J. Sheehy	2001	463,078	475,000	2,600	75,000	375,000		21,638
Chief Executive Officer,	2000	413,877	475,000	4,987	120,000	300,000	(3)	15,581
UnitedHealthcare	1999	380,007	330,000	7,977	77,520	–0–		16,399

(1)	Other annual compensation for Dr. McGuire includes Company-provided transportation of $141,924 in 2001, $67,667 in 2000 and $50,839 in 1999, and an expense allowance of $21,600 in each of 2001, 2000 and 1999.

(2)	For each of the named executive officers the amounts indicated for fiscal 2001 consist of Company contributions made pursuant to the Company’s 401(k) Savings Plan and Executive Savings Plan as follows: $53,885, $27,000, $13,950, $13,950 and $13,892 for Dr. McGuire, Mr. Hemsley, Ms. Rivet, Mr. Wheeler and Mr. Sheehy, respectively. The amounts indicated also include Company-paid disability insurance premiums of $86,637, $3,896, $1,744, $4,306 and $3,516 for Dr. McGuire, Mr. Hemsley, Ms. Rivet, Mr. Wheeler and Mr. Sheehy, respectively; and group term life and life credit insurance premiums paid by the Company and imputed to each officer as follows: $8,207, $6,329, $7,564, $4,891 and $4,230 for Dr. McGuire, Mr. Hemsley, Ms. Rivet, Mr. Wheeler and Mr. Sheehy, respectively. The amounts indicated for Dr. McGuire and Messrs. Hemsley and Wheeler also include the Company’s matching contributions for each such officer of $91,592, $39,202 and $15,000, respectively, under its non-qualified compensation deferral plans. The amounts indicated for fiscal 2000 for Dr. McGuire and Mr. Hemsley include bonuses of $2,600,000 and $600,000, respectively, received in early 2000 for services previously rendered to the Company.

(3)	This amount represents the Supplemental Long-Term Executive Compensation Plan (LTIP) payout made in 2001 for the 1999-2000 performance cycle. Pursuant to the disclosure contained in the Company’s 2001 Proxy Statement, this amount was not reported in the Company’s 2001 Proxy Statement.

OPTION GRANTS IN 2001

	Individual Grants

	Number		% of Total			Potential Realizable Value at
	of		Options			Assumed Annual Rates of
	Securities		Granted	Exercise		Stock Price Appreciation for
	Underlying		to	or Base		Option Term(2)
	Options		Employees	Price	Expiration
Name	Granted		in 2001	($/share)	Date(1)	5%($)	10%($)

William W. McGuire	650,000	(3)	8.0	52.6875	01/17/11	21,537,676	54,580,699
Stephen J. Hemsley	300,000	(4)	3.7	52.6875	01/17/11	9,940,466	25,191,092
Jeannine M. Rivet	75,000	(4)	0.9	52.6875	01/17/11	2,485,116	6,297,773
R. Channing Wheeler	56,250	(4)	0.7	52.6875	01/17/11	1,863,837	4,723,330
	24,000	(5)	0.3	59.9500	09/21/11	904,854	2,293,077
Robert J. Sheehy	75,000	(4)	0.9	52.6875	01/17/11	2,485,116	6,297,773

(1)	All options granted in 2001 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of the Company. A change of control as defined in the Company’s Amended and Restated 1991 Stock and Incentive Plan occurs upon the sale of all or substantially all of the assets of the Company or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of the Company’s Board of Directors.

(2)	The “potential realizable value” shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. Potential realizable value is listed for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of the Company’s Common Stock or of the stock price.

(3)	Options become exercisable at the rate of 25% per year over a period of four years, beginning on January 1, 2002.

(4)	Options become exercisable at the rate of 25% per year over a period of four years, beginning on January 17, 2002.

(5)	Options become exercisable at the rate of 25% per year over a period of four years, beginning on September 21, 2002.

AGGREGATED OPTION EXERCISES IN 2001

AND OPTION VALUES AT DECEMBER 31, 2001

			Number of
			Securities
	Number of		Underlying	Value of Unexercised
	Shares		Unexercised Options	In-the-Money Options At
	Acquired	Value	at 12/31/01	12/31/01
	On	Realized	Exercisable/	Exercisable/
Name	Exercise	($)	Unexercisable	Unexercisable($)(1)

William W. McGuire	920,000	50,486,500	6,605,124/1,587,500	332,057,070/56,139,544
Stephen J. Hemsley	350,000	17,798,420	2,535,000/ 895,000	126,922,570/33,565,080
Jeannine M. Rivet	10,000	360,625	806,939/ 213,789	40,330,176/ 7,354,690
R. Channing Wheeler	119,276	5,324,673	354,057/ 236,689	17,487,346/ 8,504,109
Robert J. Sheehy	-0-	-0-	360,882/ 265,594	17,984,504/10,287,260

(1)	Calculated at closing price per share on December 31, 2001 (the last trading day of the calendar year 2001) of $70.77, less the per share exercise price, times the number of unexercised options.

LONG TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

		Estimated Future Payouts
	Performance or	Under Non-Stock
	Other Period	Price-Based Plans ($)(2)
	Until Maturation
Name	or Payout(1)	Threshold	Target	Maximum

William W. McGuire	2001-2003	–0–	950,000	1,900,000
Stephen J. Hemsley	2001-2003	–0–	500,000	1,000,000
Jeannine M. Rivet	2001-2003	–0–	250,000	500,000
R. Channing Wheeler	2001-2003	–0–	250,000	500,000
Robert J. Sheehy	2001-2003	–0–	250,000	500,000

(1)	The table reflects awards made under the Company’s Supplemental Long Term Executive Compensation Plan (the “Plan”) during the fiscal year ended December 31, 2001 to the Chief Executive Officer and the executive officers named in the Summary Compensation Table above. Payouts will be made under the Plan only if the Company achieves specified objectives upon completion of the performance cycle ending on December 31, 2003. The Company’s Compensation and Human Resources Committee will determine under the Plan whether or not the performance objectives have been achieved and the payout amount, if any. Any payouts will be made within six months of the end of the period, provided, however, that a pro rata portion of such payouts may be made earlier upon a change in control of the Company, and participants may elect, if permitted by law, to defer the payment of any awards under the Company’s Executive Savings Plan. If the Incentive Plan described previously in the section “Approval of the Executive Incentive Plan” is approved by the Company’s shareholders, the Company intends to make long-term incentive awards under the Incentive Plan rather than this Plan in order to be able to deduct the payments for income tax purposes pursuant to Section 162(m) of the Code.

(2)	Performance goals are based on a number of criteria, including financial factors, such as revenue, return on equity, share price appreciation and non-financial factors, such as diversity, customer satisfaction and employee retention.

PERFORMANCE GRAPH

      The following graph compares the cumulative total return to shareholders with the Standard & Poor’s 500 stock index and an index of a group of peer companies selected by the Company for the five-year period ended December 31, 2001. The comparison assumes the investment of $100 on December 31, 1996 in each index and that dividends were reinvested when paid. The companies included in the peer group are Aetna, Inc., First Health Group Corporation, Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Sierra Health Services, Inc., and Wellpoint Health Networks, Inc. The Company is not included in the peer group index. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.

[LINE GRAPH]

	United Health Group	S&P 500	Peer Group

1996	100.00	100.00	100.00
1997	110.48	133.36	83.33
1998	95.80	171.47	99.80
1999	118.25	207.56	71.67
2000	273.37	188.66	107.73
2001	315.37	166.24	97.22

AUDIT COMMITTEE REPORT

      The Audit Committee of the Company’s Board of Directors is comprised of four non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was filed with the Company’s 2001 Proxy Statement.

      Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants, Arthur Andersen LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

      Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants in separate sessions. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. In considering the independence of the independent accountants, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent accountants.

      Based upon the Audit Committee’s independent discussions with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2001 be included in the Company’s Annual report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC.

Members of the Audit Committee

Douglas W. Leatherdale

William C. Ballard, Jr.
James A. Johnson
Robert L. Ryan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2001, Messrs. Spears and Kean and Dr. Mundinger served on the Compensation and Human Resources Committee. None of such persons has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 2001, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Committee of the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      The Board of Directors has delegated to the Committee the authority to make certain decisions with respect to the compensation of the Company’s Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters affecting all of the Company’s employees, including executive officers. In addition, the Committee administers the Company’s stock option and stock based incentive plans.

      Compensation Policies for Executive Officers. The Company seeks to attract, retain and motivate highly qualified executives who will contribute to the Company’s continued success. To achieve these goals, the Company emphasizes cash compensation and stock programs that are tied to Company performance. Specifically, the Company’s stock programs give key employees the opportunity to acquire a significant ownership interest in the Company through various stock option and stock purchase plans. The Company also makes available to its executive officers a broad range of benefit programs, which also are available to employees generally, including life and disability insurance, a 401(k) savings plan, an employee stock ownership plan and other benefit programs.

      Along with other highly compensated employees of the Company, executive officers also are eligible to participate in the Company’s non-qualified compensation deferral plans. These deferral plans include a component under which the Company matches a portion of the amount of compensation deferred by the employee, up to a certain percentage. The employee also may defer compensation without a Company match. Part of the compensation paid to the Company’s executive officers is determined by employment agreements between the Company and certain officers. The employment agreements with the named executive officers are described elsewhere in this Proxy Statement under the heading “Executive Employment Agreements.”

      The Committee recognizes that the industry in which the Company operates is highly competitive. The industry is continually undergoing significant changes resulting in a substantial demand for qualified, experienced executive personnel. In addition, significant opportunities exist for the Company’s executives in other industries. In the Committee’s opinion, compensation levels at companies of comparable size and complexity across all industries are a competitive factor that need to be considered in determining executive compensation. One aim of the Company’s executive compensation policy is to make it possible for executives to earn cash compensation equaling or exceeding the amount the executive would earn in a comparable position in other industries. The Committee believes, however, that the higher level of compensation should be paid only when performance warrants. For these reasons, the Company’s executive cash compensation consists of fixed base salary and incentive compensation. The Committee reviews the base salary ranges for the Company’s executive officers periodically. The Committee may increase or decrease these ranges to reflect changes in the responsibilities of a particular position, changes in the base salaries paid to executives at other companies of similar size and operating complexity, changes in the size and scope of the Company’s operations, or the effect of inflation. Increases to an executive’s base salary are based upon the executive’s personal contribution to corporate performance, increases in his or her responsibilities, and salaries paid to executives at other companies of similar size and operating complexity.

      The other, and potentially more significant, part of executive cash compensation consists of incentive payments made under the Company’s 2001 Leadership Incentive Program and the Company’s Supplemental Long-Term Executive Compensation Plan. Under the 2001 Leadership Incentive Program, an executive’s annual incentive compensation payment generally depends on three performance factors: (i) the overall performance of the Company; (ii) the overall performance of the business segment or corporate division in which the executive serves; and (iii) the executive’s individual performance. The 2001 Leadership Incentive Program tailors the performance factors to match those of the business segment or corporate division in which the particular executive serves. The Committee establishes performance objectives for the Company, and management sets the objectives for each business segment or corporate division based on the Company’s operating budget and targets for the upcoming year, along with projections for growth and strategic objectives. The Committee takes into account the Company’s goal to remain a growing, highly respected leader in the health and well-being market. The performance objectives consist of financial goals, including earnings per share and operating income, and non-financial goals, including quality, compliance, corporate integrity and service initiatives. Individual executive performance is measured against an annual incentive target, which represents a percentage of base salary the executive can earn as bonus compensation if performance warrants. The incentive target is set at a higher percentage for more senior officers. As a result, the more senior executive officers have a higher percentage of their potential total compensation subject to the Company’s results and to their individual performance. The Company intends to discontinue awards under the 2001 Leadership Incentive Program and make awards under the Incentive Plan that are similar to the awards made under the 2001 Leadership Incentive Program.

      Certain of the Company’s executive officers are also eligible to participate in a Supplemental Long-Term Executive Compensation Plan. This plan is intended to provide an incentive for the Company’s most senior executives to achieve and sustain superior levels of overall performance. The plan has three-year cycles. Funding is considered at the end of each cycle based on the achievement of goals established for such cycle. Performance targets must be achieved before any payments are made under the plan. The Company intends to discontinue awards made to these individuals under the supplemental long-term incentive plan if the Incentive Plan described above in the section “Approval of the Executive Incentive Plan” is approved by the Company’s shareholders. In such case, the Company intends to make awards under the Incentive Plan that are similar to the awards made under the Supplemental Long-Term Executive Compensation Plan.

      The Committee concluded that the Company performed very well in 2001. Among other milestones reached by the Company in 2001, the Company achieved record revenues of $23.5 billion, earnings from operations of $1.6 billion, net earnings of $913 million, cash flows generated from operating activities of $1.8 billion and a return on shareholders’ equity of 24.5%, up from 19.0% in 2000. Recognition of this performance was reflected in an increase in the Company’s stock price of approximately 15% during 2001 as compared to a decline in the S&P 500 Index of 13%. The Committee recognized that the Company’s business segments and functional units met or exceeded most of the goals established for them. Similarly, the Company, as a consolidated entity, achieved a majority of its goals. In light of these factors, the Committee adopted management’s recommendations for 2001 and in 2002, approved and paid out approximately $78 million in cash incentive compensation for 2001. Payments favored the business segments and functional units that achieved the highest performance relative to established goals, while units with lesser results received reduced payments. The Committee further concluded that the strong performance the Company achieved resulted in significant part from the leadership efforts of the Company’s Chief Executive Officer and President, and in the Committee’s opinion these efforts justified an award under the Company’s incentive program for these officers.

      The Committee believes that it is important to provide executive officers with a longer-term interest in the Company’s performance through various stock ownership programs, including stock option, restricted stock grant, stock purchase and other programs. The Committee believes that these programs have contributed to employee productivity and loyalty. Options granted to executives generally vest over a four year period, subject to certain conditions.

      The Company has continuously encouraged the alignment of employee and shareholder interests through equity-based incentive programs, and has tried to have at least 10% of its fully diluted shares outstanding held by employees and directors in the form of owned shares, unexercised stock options or stock grants. The Company’s primary equity-based incentive programs include an employee stock purchase plan, an employee stock ownership plan and stock option plans. The employee stock purchase plan is a tax qualified plan that enables eligible employees to set aside from 1% to 10% of their salary to purchase shares of Common Stock at a discounted price. Employees become eligible to participate in this plan beginning on the first day of the next purchase period (as defined in the plan) after the employee’s date of hire. The employee stock ownership plan gives all eligible employees a personal stake in the Company’s performance by providing them an opportunity to own shares of the Company’s common stock. Employees become eligible to participate in this plan beginning on the first day of the month following an employee’s one-year service anniversary.

      The Committee continues to place emphasis on stock option programs as a means of motivating employees on a long-term basis. In determining the number of stock options to grant to each executive officer, the Committee considers various factors, including: (i) the executive’s responsibilities and potential for directly contributing to the Company’s performance; (ii) base salary amount; and (iii) the total number of options previously granted to the executive.

      Chief Executive Officer’s 2001 Compensation. The Committee determines Dr. McGuire’s compensation consistent with the principles noted above and by the terms of his employment agreement with the Company. As the Company’s Chief Executive Officer, a significant amount of Dr. McGuire’s cash compensation varies with overall Company performance.

      Dr. McGuire’s 2001 base salary of $1,800,000 was established based on the Committee’s review of his performance on behalf of the Company and according to his employment agreement. In order to remain competitive with compensation paid to similarly situated chief executives in the health care industry, as well as other companies of comparable size and operating complexity in other industries, the Committee may determine to provide increases in Dr. McGuire’s annual base salary from year to year in addition to any increases required by his employment agreement. The Committee believes Dr. McGuire’s base salary is appropriate in relation to compensation for chief executive officers of other companies of comparable size, complexity and overall condition.

      In addition, Dr. McGuire received a payment under the Company’s 2001 Leadership Incentive Program of $3,722,000. In determining the amount of this payment, the Committee considered the Company’s performance in 2001 in relation to the goals established and compared that performance to prior years’ results. In that regard, the Committee identified a number of significant operational achievements, including record revenues and earnings and an increase in the Company’s stock price of approximately 15% during 2001 as compared to a decline in the S&P 500 Index of 13%. The Committee also considered the continuing evolution of the Company’s realignment into five strategically linked businesses, and the progress the Company made in establishing a senior leadership team with successorship plans for key leadership positions. Finally, the Committee considered the marketplace generally and established incentive compensation levels for corporate executive positions. On the basis of these and other factors it was the Committee’s conclusion that the $3,722,000 award was an appropriate incentive amount.

      The Committee believes it is important to link a significant portion of Dr. McGuire’s potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options and restricted stock awards from time to time. Pursuant to the terms of his employment agreement, the Company granted to Dr. McGuire in 2001 an option to purchase 650,000 shares at an exercise price of $52.6875 per share, which was the fair market value of the stock on the grant date. This option may be exercised at the rate of 25% per year over a period of four years on the first day of each year, beginning on January 1, 2002.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to each of the corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company’s 1991 Stock Incentive Plan has been structured in a manner that appears to comply with the statute’s requirements with respect to stock options and performance awards. As a result, the Company generally does not expect compensation associated with stock options issued under the 1991 Stock Incentive Plan to be subject to the deduction limit. Because the majority of the Company’s executive officers’ compensation that could exceed the $1 million limitation is associated with such stock options, the Company does not expect this deduction limitation to have a material effect on its operations or financial condition. The 2002 Stock Plan and Incentive Plan previously described have also been structured in a manner that appears to comply with the statute’s requirements, provided each plan is approved by the shareholders at the annual meeting to which this Proxy Statement relates. Assuming such approval is obtained, the Company generally does not expect compensation associated with stock options, stock appreciation rights or performance awards issued under the 2002 Stock Plan, or compensation paid under the Incentive Plan, to be subject to the deduction limit. Other than the 2002 Stock Plan and the Incentive Plan, the Company does not expect to take any further action with respect to its compensation programs in order to avoid paying compensation for which the Company would lose the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE.

William G. Spears

Thomas H. Kean
Mary O. Mundinger

Executive Employment Agreements

      The Company has entered into an employment agreement with each of the executive officers named in the Summary Compensation Table.

      William W. McGuire, M.D. Dr. McGuire entered into a revised employment agreement, effective October 13, 1999, to serve as Chief Executive Officer. The initial term of this agreement is five years ending on October 13, 2004 and is automatically extended for additional one-year periods on each anniversary of the effective date unless either party delivers prior notice of intent not to renew.

      Pursuant to the agreement, Dr. McGuire currently receives a base annual salary of $1,900,000 which is subject to a minimum increase of $100,000 each year. During each calendar year of the agreement, Dr. McGuire receives a nonqualified stock option to purchase a minimum of 650,000 shares of the Company’s Common Stock. The stock options vest over a period of four years at the rate of 25% per year, subject to additional vesting provisions if specified future events occur. Dr. McGuire is eligible to participate in the Company’s incentive bonus plan at prescribed levels and in its other employee benefit programs. In addition, the Company provides and pays for life and disability policies on Dr. McGuire that he owns. The employment agreement also provides Dr. McGuire with a supplemental retirement benefit in the form of annual payments for his lifetime in an amount equal to a percentage of his cash compensation, as defined in the agreement, for the three calendar years immediately preceding his termination of employment. The benefit includes a 50% surviving spouse benefit and allows for a lump sum payment option under certain conditions. Had Dr. McGuire retired at the end of 2001, his annual payments would have approximated $3,426,000 per year.

      The employment agreement provides severance benefits if Dr. McGuire’s employment by the Company ends under certain circumstances. If his employment is terminated by the Company without cause or by Dr. McGuire for good reason as those terms are defined in the agreement, the Company will pay Dr. McGuire his salary and bonus for the 36 months following the termination of his employment. In addition, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for the 36-month period. Certain stock options or restricted stock awards granted to Dr. McGuire will also vest and all of his options will remain exercisable until the earlier of 72 months following termination or the expiration date of the respective option.

      If Dr. McGuire’s employment is terminated because of his death or permanent disability, the Company will pay his beneficiaries or him his salary and bonus for a period of 24 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and certain of his stock options will vest immediately and remain exercisable until the earlier of 36 months following his death or permanent disability or the expiration date of the respective option.

      If Dr. McGuire voluntarily terminates his employment without good reason, the Company will pay his beneficiaries or him his salary and bonus for a period of 24 months. Any vested stock options at the time of the termination of his employment will remain exercisable for up to 36 months following termination of his employment but not beyond the expiration date of the respective option. In addition, in the event of any termination of Dr. McGuire’s employment other than a termination for cause, the Company will continue to provide health coverage for Dr. McGuire and his spouse for the remainder of their lives and his children until age 25.

      Pursuant to the employment agreement, Dr. McGuire is subject to provisions prohibiting his solicitation of the Company employees and competition with the Company during the term of the agreement, for the period of the severance payments and one-year thereafter. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

      Stephen J. Hemsley. Mr. Hemsley entered into an employment agreement, effective October 13, 1999, to serve as President of the Company. The term of this agreement continues until it is terminated in accordance with its terms as discussed below.

      During each calendar year of the agreement, Mr. Hemsley receives a nonqualified stock option to purchase a minimum of 300,000 shares of Common Stock. The stock options vest over a period of four years at the rate of 25% per year, subject to additional vesting provisions if specified future events occur. Mr. Hemsley is eligible to participate in the Company’s incentive bonus plan at prescribed levels and in its other employee benefit programs. In addition, the Company provides and pays for life and disability policies on Mr. Hemsley that he owns. Pursuant to the terms of the agreement, the Company is in the process of establishing a supplemental retirement benefit plan for Mr. Hemsley that will be reasonable and customary for executives of a similar position in comparably sized companies.

      The employment agreement provides severance benefits if Mr. Hemsley’s employment by the Company ends under certain circumstances. If his employment is terminated by the Company without cause or by Mr. Hemsley for good reason other than in connection with a change of control as those terms are defined in the agreement, the Company will pay Mr. Hemsley two times his annual salary and bonus over the 12 months following the termination of his employment. If such termination is in connection with a change of control, Mr. Hemsley will receive three times his annual salary and bonus over the 12 months following the termination of his employment. If the termination is in connection with a change of control, any stock options or restricted stock awards granted to Mr. Hemsley will also vest and the stock options will remain exercisable for a period of 36 months but not longer than the expiration date under the respective option. If the termination is not in connection with a change of control, the Compensation and Human Resources Committee will give consideration to the vesting of any unvested options and the period that the vested options remain exercisable after termination of Mr. Hemsley’s employment.

      If Mr. Hemsley’s employment is terminated because of his death or permanent disability, the Company will pay his beneficiaries or him his salary and bonus for a period of 12 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and certain of his stock options will vest immediately and all of his stock options will remain exercisable for up to 36 months following his death or permanent disability but not beyond the expiration date of the respective option. In addition, in the event of any termination of Mr. Hemsley’s employment other than a termination for cause, the Company will continue to provide health coverage for Mr. Hemsley and his spouse until age 65 and his children until age 25.

      Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of Company employees during the term of the agreement, for the period of the severance payments and for one year thereafter. Mr. Hemsley is also prevented from competing with the Company during the term of his employment and the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

      Jeannine M. Rivet. Ms. Rivet entered into an employment agreement, effective October 16, 1998, to serve as an executive officer of the Company. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Ms. Rivet is eligible to participate in the Company’s incentive bonus and stock plans and its other employee benefit plans.

      Robert J. Sheehy. Mr. Sheehy entered into an employment agreement, effective October 16, 1998, which was amended on September 26, 2000, to serve as an executive officer of the Company. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Mr. Sheehy is eligible to participate in the Company’s incentive bonus and stock plans and its other employee benefit plans.

      R. Channing Wheeler. Mr. Wheeler entered into an employment agreement, effective May 20, 1998, to serve as Chief Executive Officer of Uniprise. The initial term of this agreement is three years; after the initial term, this agreement automatically renews for additional one year terms unless either party provides prior notice of intent not to renew. Under this agreement, Mr. Wheeler is eligible to participate in the Company’s incentive bonus and stock plans and its other employee benefit plans.

      Pursuant to their agreements, each of Ms. Rivet and Messrs. Sheehy and Wheeler are entitled to receive severance compensation for a 12-month period if their employment is terminated by the Company without cause or if a change in employment occurs (as defined in their respective agreements). The severance compensation generally equals a multiple of the executive’s base salary plus bonus (as determined by their respective agreements), which multiple may be greater if the severance events described above occur within two years following a change in control (as defined in their respective agreements). During the term of their agreements and during certain periods of time following termination of the agreements, each executive is subject to non-solicitation and non-competition provisions.

Severance Arrangements and Change-in-Control Provisions

      According to the Company’s Severance Pay Plan, which applies to all regular Company employees, certain of the executive officers may be eligible to receive severance pay following their termination in certain events. However, any payments an executive officer receives in connection with a change in control (as defined in and pursuant to an employment agreement with the Company) will replace and be in lieu of payment and/or benefits under any Company severance program, including the Company’s Severance Pay Plan. Under the Company’s Severance Pay Plan, the amount of severance pay following termination depends upon the executive officer’s length of service, grade level within the Company, and the execution of a Company-approved release.

      In the case of a change in control of the Company, certain of the outstanding stock options granted under the Company’s Amended and Restated 1991 Stock and Incentive Plan and 1998 Broad-Based Stock Incentive Plan, and under the 2002 Stock Plan, if approved, will become exercisable in full. Change in control is defined for this purpose as the sale of all or substantially all of the Company’s assets, or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of the members of the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides information about each shareholder known to the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock as of December 31, 2001.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership(1)	Class(2)

AXA Financial Inc.(3)	40,021,789	13.0
1290 Avenue of the Americas New York, NY 10104
FMR Corp.(4)	24,359,694	7.9
82 Devonshire Street Boston, MA 02109-3164
Marsh & McLennan Companies, Inc.(5)	18,404,515	6.0
1166 Avenue of the Americas New York, NY 10036
Legg Mason, Inc.(6)	17,580,939	5.7
100 Light Street Baltimore, MD 21202

(1)	Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(2)	Percent of class calculation is based on 307,949,440 shares of Common Stock outstanding as of March 18, 2002.

(3)	This information is based on a Schedule 13G/A reporting beneficial ownership data as of December 31, 2001, jointly filed with the SEC on February 12, 2002 by (1) AXA Financial, Inc., as a parent holding company; (2) AXA, as a parent holding company holding a majority interest in AXA Financial, Inc.; and (3) the Mutuelles AXA, acting as a group as a parent holding company, and which as a group control AXA. AXA Konzern AG (Germany) and AXA Rosenberg (U.S.), subsidiaries of AXA, hold shares of the Company’s Common Stock, as do two subsidiaries of AXA Financial Inc.: Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States. AXA and the Mutuelles AXA hold sole voting power with respect to 15,816,417 shares of Common Stock, shared voting power with respect to 11,875,780 shares of Common Stock and shared investment power with respect to 170,352 shares of Common Stock. AXA Financial, Inc. holds sole voting power with respect to 15,726,517 shares of Common Stock, shared voting power with respect to 11,875,780 shares of Common Stock and shared investment power with respect to 852 shares of Common Stock. There are two mailing address listed for The Mutuelles AXA. One, for AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle, is 370, rue Saint Honore/75001 Paris, France. The second address, for AXA Courtage Assurance Mutuelle, is 26, rue

Louis le Grand/75002 Paris, France. The mailing address for AXA is 25, avenue Matignon, 75008 Paris, France.

(4)	This information is based on a Schedule 13G/A filed by FMR Corp. (“FMR”) with the SEC on February 14, 2002, reporting beneficial ownership data as of December 31, 2001. FMR, through its control over Fidelity Management & Research Company, a wholly-owned investment adviser subsidiary of FMR, and Fidelity Management Trust Company and Fidelity International Limited, holds sole investment power with respect to all 24,359,694 shares of Common Stock.

(5)	This information is based on a Schedule 13G/A filed on February 15, 2002 by Putnam Investments, LLC (“PI”), on behalf of itself and Marsh & McLennan Companies, Inc. (“M&MC”), Putnam Investment Management, LLC (“PIM”), and The Putnam Advisory Company, LLC (“PAC”). M&MC does not hold shares of the Company’s Common Stock itself, but PI is a wholly-owned subsidiary of M&MC, and PI in turn wholly owns two registered investment advisers that do hold shares of the Company’s Common Stock: PIM (the investment adviser to the Putnam family of mutual funds) and PAC (the investment adviser to Putnam’s institutional clients). PI and the subsidiaries, as investment managers, hold shared investment power with respect to the shares of Common Stock held by each subsidiary, but each of the mutual funds’ trustees have voting power over the shares held by each fund. PI and PAC have shared voting power with respect to the 1,877,788 shares held by PAC’s institutional clients.

(6)	This information is based on a Schedule 13G/A reporting beneficial ownership data as of December 31, 2001, filed by Legg Mason, Inc. on February 8, 2002. Legg Mason, Inc., through its control over Legg Mason Funds Management, Inc., Bartlett & Co., Legg Mason Capital Management, Inc., Perigee Investment Counsel, Inc. and Batterymarch Financial Management, Inc., each as investment adviser, and Legg Mason Wood Walker, Inc., as investment adviser and broker/dealer with discretion, hold shared voting and investment power with respect to 17,580,939 shares of Common Stock.

      The following table provides information about the beneficial ownership of the Company’s Common Stock as of March 18, 2002 by each director and nominee for director, each named executive officer, and by all directors and all executive officers as a group. The amounts set forth in the column entitled “Amount and Nature of Beneficial Ownership” include shares set forth in the column entitled “Number of Shares Beneficially owned as a Result of Options Exercisable Within 60 Days of March 18, 2002.”

			Number of Shares
			Deemed Beneficially
			Owned as a Result of
	Amount and Nature of		Options Exercisable
	Beneficial		Within 60 Days of
Name of Beneficial Owner or Identity of Group	Ownership(1)		March 18, 2002

William C. Ballard	107,400		89,000
Richard T. Burke	1,274,262	(2)	281,000
Stephen J. Hemsley	2,716,840	(3)	2,710,000
James A. Johnson	147,400	(4)(5)	137,000 (5)
Thomas H. Kean	169,000	(6)	153,000
Douglas W. Leatherdale	499,500		251,000
William W. McGuire	7,380,417	(3)	7,217,624
Walter F. Mondale	64,922	(7)	51,000
Mary O. Mundinger	63,000		51,000
Jeannine M. Rivet	876,239	(3)	816,022
Robert L. Ryan	41,000		28,000
Donna E. Shalala	0		0
Robert J. Sheehy	344,331	(3)	343,343
William G. Spears	211,224		192,000
R. Channing Wheeler	387,386	(3)	383,119
Gail R. Wilensky	71,000		59,000
All executive officers and directors as a group (19 persons)	14,887,228	(8)	13,288,031 (9)

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 18, 2002 are treated as outstanding only when determining the amount and percent owned by such individual or group. The number of shares owned by each of Messrs. Ballard, Burke, Johnson, Kean, Leatherdale, Mondale, Ryan and Spears and Messes. Mundinger and Wilensky include 7,000 shares of restricted Common Stock, 4,000 of which were granted to these directors in 1999 and 3,000 of which were granted in 2000. The restrictions on these shares lapse ratably over a period of three years from the grant date. All amounts shown for individuals reflect less than 1% of the shares outstanding, except for Dr. McGuire who beneficially owns 2.3% of the shares outstanding. The group total reflects 4.6% of the shares outstanding.

(2)	Includes 33,062 shares held directly by Mr. Burke’s spouse. Mr. Burke disclaims beneficial ownership with respect to these shares.

(3)	Includes the following number of shares held in account by the Trustee of the Company’s employee stock ownership plan for each of the following, who have sole voting power and no investment power: Mr. Hemsley, 64 shares; Dr. McGuire, 1,584 shares; Ms. Rivet, 437 shares; Mr. Sheehy, 284 shares; and Mr. Wheeler, 89 shares.

(4)	Includes 400 shares held by Mr. Johnson in family trusts. Mr. Johnson disclaims beneficial ownership with respect to these shares.

(5)	Includes options to purchase 88,000 shares held in a family trust. Mr. Johnson disclaims beneficial ownership with respect to these options.

(6)	Includes 2,000 shares held by Mr. Kean in a trust for the benefit of his minor child.

(7)	Includes 52 shares held by Mr. Mondale in a revocable trust and 5,200 shares held in an Individual Retirement Account.

(8)	Includes 3,221 shares held by the Trustee of the Company’s employee stock ownership plan for the accounts of executive officers of the Company, with respect to which such persons have sole voting power and no investment power, and the indirect holdings included in footnotes (2), (4), (5), (6) and (7) above.

(9)	Includes the indirect holdings included in footnote (5) above.

AUDIT RELATED MATTERS

      Rather than appointing Arthur Andersen LLP (“Andersen”) at this time, the Board has delegated to the Audit Committee the responsibility to work with management to review the qualifications of other major national accounting firms to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2002 and to make a recommendation to the full Board. The Board’s selection will be announced as soon as the Audit Committee and management complete their deliberations.

      Andersen issued unqualified reports on the Company’s consolidated financial statements for each of the years ended 1999, 2000 and 2001 and their reports did not contain modifications as to uncertainty, audit scope or accounting principles.

Audit Fees

      Andersen’s fees for the audit of the Company’s annual financial statements for the year ended December 31, 2001, and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for the 2001 fiscal year were $3,200,000.

Audit Related Fees

      The Company incurred fees of $4,780,000 for audit-related services provided by Andersen during 2001. This amount represents fees for assurance-type services traditionally performed by auditors, including SEC registration statement filings, SAS 70 audits, reviews, agreed upon procedures, outsourced internal audit, accounting consultation and similar services.

Financial Information Systems Design and Implementation Fees

      No services were provided to the Company by Andersen during the 2001 fiscal year related to the design and implementation of financial information systems.

All Other Fees

      The Company incurred fees of $3,843,000 related to all other non-audit services provided by Andersen during 2001. A substantial amount of these fees relates to non-audit services traditionally provided by auditors, such as business risk management, transaction analysis and due diligence and tax services.

      Management and the Audit Committee have considered whether the provision of non-audit services is compatible with maintaining the independence of Andersen. Management and the Audit Committee have reviewed the nature of non-audit services provided by Andersen and concluded that these services are compatible with maintaining auditor independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on the Company’s review of copies of such reports and written representations from the Company’s executive officers and directors, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2001 except as follows: on June 29, 2000, Dr. Mundinger sold 200 shares of the Company’s common stock. This transaction was reported to the SEC on a Form 5, which was filed in February 2002.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

      Dorsey & Whitney LLP is the Company’s corporate legal counsel. Mr. Mondale is a partner of Dorsey & Whitney LLP.

OTHER MATTERS

      In accordance with the requirements of advance notice described in the Company’s Bylaws, no other proposals of shareholders will be presented at the Annual Meeting. The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this Proxy Statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

      In order to be eligible for inclusion in the Company’s next Proxy Statement or consideration at the Company’s next Annual Meeting, shareholder proposals must be in writing and must be delivered to the Company’s principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, not later than December 3, 2002. Shareholder proposals must be in the form provided in the Company’s Bylaws.

      If the Company does not receive timely notice, shareholder proposals will be excluded from inclusion in the Proxy Statement and from consideration at the meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority of the Board of Directors in connection with such shareholder business.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Lubben
Secretary

Appendix A

UNITEDHEALTH GROUP INCORPORATED

2002 STOCK INCENTIVE PLAN

Section 1. Purpose; Adoption; Effect on Prior Plans.

      (a) Purpose. The purpose of the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”) is to aid in attracting and retaining employees, management personnel and other personnel and members of the Board of Directors who are not also employees (“Non-Employee Directors”) of UnitedHealth Group Incorporated (the “Company”) capable of assuring the future success of the Company, to offer such personnel and Non-Employee Directors incentives to put forth maximum efforts for the success of the Company’s business and to afford such personnel and Non-Employee Directors an opportunity to acquire a proprietary interest in the Company.

      (b) Adoption. The Company hereby adopts the Plan, subject to approval by the shareholders of the Company. As so established and approved, the Plan shall be known as the “2002 Stock Incentive Plan.”

      (c) Effect on Prior Plans. On the effective date of the Plan determined in accordance with Section 10 of the Plan (the “Effective Date”), for purposes of administration and share accounting pursuant to Sections 3 and 4 of the Plan, the following plans of the Company, each as previously amended (collectively, the “Prior Plans”), shall be considered to be incorporated in the Plan: (i) United HealthCare Corporation 1991 Stock and Incentive Plan; (ii) United HealthCare Corporation 1998 Broad-Based Stock Incentive Plan; and (iii) UnitedHealth Group Incorporated Nonemployee Director Stock Option Plan. All outstanding options, restricted stock and other awards issued under the Prior Plans shall remain subject to the terms and conditions of the plans under which they were issued, but shares of stock relating to outstanding options, restricted stock or other awards issued under the Prior Plans are considered shares of stock subject to the Plan under Section 4 of the Plan. From and after the Effective Date of the Plan, no further awards shall be made under the Prior Plans.

Section 2. Definitions.

      As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written certificate, agreement, contract or other instrument or document evidencing any Award granted under the Plan.

(d) “Change in Control” shall have the meaning ascribed to such term in any Award Agreement.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan and composed of not less than two directors. To the extent required by Section 162(m) of the Code, the Committee shall be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(g) “Eligible Person” shall mean any employee, officer, director (including any Non-Employee Director), consultant (including, without limitation, any Affiliate) or independent contractor providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person.

(h) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, for purposes of the Plan, the Fair Market Value of Shares on a given date shall be, if the Shares are then traded on the New York Stock Exchange, the closing price of the Shares as reported on the New York Stock Exchange on such date or, if the New York Stock Exchange is not open for trading on that date, on the most recent preceding date when the New York Stock Exchange was open for trading.

(i) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(j) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not an Incentive Stock Option.

(k) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(l) “Other Stock-Based Award” shall mean any right granted under Section 6(e) of the Plan.

(m) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(n) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(o) “Person” shall mean any individual, corporation, limited liability company, partnership, association or trust.

(p) “Qualifying Termination” shall mean a termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units.

(q) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(r) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(s) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

(t) “Shares” shall mean shares of Common Stock, $.01 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 7(c) of the Plan.

(u) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3. Administration.

      (a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units; provided, however, that any such acceleration of exercisability or lapse of restrictions shall be limited to accelerations relating to a Change in Control, a Qualifying Termination, death or disability; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

      (b) Delegation. The Committee may delegate to one or more officers of the Company or any Affiliate, or a committee of such officers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to Eligible Persons who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee shall not delegate its powers and duties under the Plan in any manner that would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

Section 4. Shares Available for Awards.

      (a) Shares Available. Subject to adjustment as provided in Sections 4(b), 4(c) and 7(c), the total number of Shares available for granting Awards under the Plan shall be 74,766,734 (41,573,050 of which were previously authorized and subject to outstanding Awards under the Prior Plans, and 33,193,684 of which were previously authorized and available for grant under the Prior Plans); provided, however, that the total number of Shares authorized under the Plan shall be deemed to be reduced automatically, as of the Effective Date of the Plan, by that number of Shares that were subject to outstanding awards under the Prior Plans, as of April 1, 2002, that are no longer subject to outstanding awards as of the Effective Date of the Plan. Not more than 7,000,000 of such Shares, subject to adjustment as provided in Section 7(c) of the Plan, will be available for granting any types of Awards other than Awards of Options or Stock Appreciation Rights; provided, however, that any Shares covered by an Award that is not an Option or Stock Appreciation Rights that are forfeited shall again be available for purposes of the foregoing limitation. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, if any Shares are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, whether by actual delivery or attestation, or in connection with satisfaction of tax obligations relating to an Award, whether by actual delivery, attestation or having shares withheld from the Award, only the number of Shares issued net of the Shares tendered or withheld shall be deemed delivered for purposes of determining the maximum number of Shares available for granting of Awards under the Plan. For purposes of the previous two sentences, the term “Award” shall explicitly include any awards outstanding under the Prior Plans as of the Effective Date of the Plan.

      (b) Adjustment of Shares Available in Event of Certain Acquisitions. If the Company issues Shares as consideration for a business acquisition by it or any of its subsidiaries, the number of shares available for granting Awards under the Plan as set forth in the first sentence of Section 4(a) shall be increased by a number of Shares determined pursuant to the following formula:

Increase = 74,766,734 × (a/b),

where: a =	the number of Shares issued as consideration for such business acquisition, and

b =	the number of Shares outstanding immediately before such business acquisition.

Notwithstanding the foregoing, the adjustment provided for in this Section 4(b) shall not be made unless the Company determines, at or before the time such business acquisition is consummated, that options or other stock-based awards will not continue to be granted, following such business acquisition, under any plan of the acquired business which is assumed by the Company by contract or by operation of law.

      (c) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Such Shares may again become available for granting Awards under the Plan pursuant to the provisions of Section 4(a) of the Plan, subject to the limitations set forth in Section 4(e) of the Plan.

      (d) Incentive Stock Options. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 33,000,000, subject to adjustment as provided in Section 7(c) of the Plan and Sections 422 or 424 of the Code or any successor provisions.

      (e) Award Limitations Under the Plan. No Eligible Person may be granted any Award or Awards, the value of which Awards are based solely on an increase in the value of the Shares after the date of grant of such Awards, for more than 5,000,000 Shares (subject to adjustment as provided in Section 7(c) of the Plan), in the aggregate, in any calendar year beginning with the year commencing January 1, 2002. The foregoing limitation specifically includes the grant of any “qualified performance-based” Awards within the meaning of Section 162(m) of the Code.

Section 5. Eligibility.

      Any Eligible Person, including any Eligible Person who is an officer or director of the Company or any Affiliate, shall be eligible to be designated a Participant; provided, however, that an Incentive Stock Option may be granted only to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless the Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards.

      (a) Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii) Option Term. The term of each Option shall be fixed by the Committee at the time of grant but in no event shall any Option have a term of more than 10 years.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, loans, Shares previously owned by the Participant, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. Any Shares previously owned by a Participant referred to in the preceding sentence must have been owned by the Participant for no less than six months prior to the date of exercise of the Option if such Shares were acquired upon the exercise of another Option or upon the vesting of Restricted Stock or Restricted Stock Units.

(iv) Reload Options. The Committee may grant “reload” Options, separately or together with another Option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law or regulation, the Participant would be granted a new Option when the payment of the exercise price of a previously granted Option is made by the delivery or attestation of shares of the Company’s Common Stock owned by the Participant pursuant to Section 6(a)(iii) hereof or the relevant provisions of another plan of the Company, and/or when shares of the Company’s Common Stock are tendered, attested or forfeited as payment of the amount to be withheld under applicable tax laws in connection with the exercise of an option, which new Option would be an option to purchase the number of Shares not exceeding the sum of (A) the number of shares of the Company’s Common Stock provided as consideration upon the exercise of the previously granted Option to which such “reload” Option relates and (B) the number of shares of the Company’s Common Stock tendered, attested or forfeited as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the Option to which such “reload” Option relates. “Reload” Options may be granted with respect to Options granted under this Plan or any other stock option plan of the Company or any of its Affiliates (which shall explicitly include plans assumed by the Company in connection with mergers, combinations and similar transactions). Such “reload” Options shall have a term that shall not extend beyond the term of the previously granted Option to which the “reload” Option relates and shall have a per share exercise price equal to the Fair Market Value as of the date of grant of the new Option. Any such “reload” Options shall be subject to the availability of sufficient shares for grant under the Plan.

(v) Elective Deferral. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the Shares subject to such Option, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then a Participant who elects such deferral shall not have any rights as a shareholder with respect to such deferred Shares unless and until Shares actually are delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.

      (b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

      (c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Except as otherwise provided herein, Awards of Restricted Stock and Restricted Stock Units shall contain restrictions that lapse no sooner than three years following the date of grant or, in the case of Awards with performance-based vesting provisions, no sooner than one year following the date of grant; provided, however, that restrictions may lapse sooner than such dates as to portions of such Awards so long as restrictions as to the total number of Shares covered by such Awards do not lapse sooner than such dates; and provided, further, that such limitations shall not apply to Awards granted to new employees as part of initial terms of employment or Awards granted to new or existing employees in connection with the acquisition of businesses or assets by the Company.

(ii) Forfeiture; Delivery of Shares. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, including, without limitation, in connection with Changes in Control, Qualifying Terminations, death or disability, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. In the case of Restricted Stock, Shares shall be issued at the time such Awards are granted and may be certificated or uncertificated. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the end of the restricted period relating to Restricted Stock Units, receipt of all or a portion of the Shares subject to such Restricted Stock Units, all on such terms and conditions as the Committee shall determine.

      (d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock or Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

      (e) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(e) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including without limitation, cash, loans, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

      (f) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(iv) Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules promulgated thereunder; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; and provided, further, that except in the case of an Incentive Stock Option, Awards may be transferable as specifically provided in any applicable Award Agreement or amendment thereto pursuant to terms determined by the Committee. Except as otherwise provided in any applicable Award Agreement or amendment thereto (other than an Award Agreement relating to an Incentive Stock Option), pursuant to terms determined by the Committee, each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Any Award which is transferred pursuant to a qualified domestic relations order or as otherwise permitted by the Plan and the applicable Award Agreement shall remain subject to the terms and conditions set forth in the Award Agreement and the Plan. Except as otherwise provided in any applicable Award Agreement or amendment thereto (other than an Award Agreement relating to an Incentive Stock Option), no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee at the time of grant but in no event shall any Award have a term of more than 10 years.

(vi) Restrictions; Securities Exchange Listing. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the

Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 7. Amendment and Termination; Adjustments.

      Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan at any time and from time to time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would violate any rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company.

(b) Amendments to Awards. Except as otherwise explicitly provided herein, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided. Except as provided in Section 7(c) hereof, no Option may be amended to reduce its initial exercise price, and no Option shall be canceled and replaced with an Option or Options having a lower exercise price, without the approval of the shareholders of the Company.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Plan or under an Award (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of any Option, the availability of any tandem Stock Appreciation Rights or “reload” Option rights, if any, contained in any Option Award, and any Change in Control or similar provisions of any Award), the Commit-

tee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

(d) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8.     Income Tax Withholding.

      In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations) or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined. In addition, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit a Participant to satisfy any additional tax that the Participant elects to have the Company withhold by delivering or attesting to Shares previously owned by the Participant with a Fair Market Value equal to the amount of such additional tax, which Shares, if acquired pursuant to another Award, shall have been owned by the Participant for no less than six months.

Section 9.     General Provisions.

      (a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

      (b) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

      (c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

      (d) No Right to Employment, etc. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Non-Employee Director the right to continue as a director, of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Non-Employee Director, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

      (e) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota.

      (f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

      (g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

      (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

      (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

      (j) Section 16 Compliance. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Securities Exchange Act of 1934, as amended, without so restricting, limiting or conditioning the Plan with respect to other Participants.

Section 10.     Effective Date of the Plan.

      The Plan shall be effective as of the date of approval by the shareholders of the Company in accordance with applicable law.

Section 11.     Term of the Plan.

      New Awards shall be granted under the Plan only during a 10-year period beginning on the Effective Date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the end of such period.

Appendix B

UNITEDHEALTH GROUP INCORPORATED

EXECUTIVE INCENTIVE PLAN

Section 1.     Establishment.

      On February 12, 2002, the Board of Directors of UnitedHealth Group Incorporated, upon recommendation by the Compensation and Human Resources Committee of the Board of Directors, approved an executive incentive plan for executives as described herein, which plan shall be known as the “UnitedHealth Group Executive Incentive Plan.” This Plan shall be submitted for approval by the shareholders of UnitedHealth Group Incorporated at the 2002 Annual Meeting of Shareholders. This Plan shall be effective as of January 1, 2002, subject to its approval by the shareholders, and no benefits shall be issued pursuant thereto until after this Plan has been approved by the shareholders.

Section 2.     Purpose.

      The purpose of this Plan is to advance the interests of the Company and its shareholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.

Section 3.     Definitions.

      When the following terms are used herein with initial capital letters, they shall have the following meanings:

(a) “Annual Incentive Award” shall have the meaning set forth in Section 5 hereof.

(b) “Base Salary” shall mean a Participant’s annualized base salary, as determined by the Committee, as of the last day of September of a Performance Period.

(c) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

(d) “Committee” shall mean the Compensation and Human Resources Committee of the Board of Directors of the Company designated by such Board to administer the Plan which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

(e) “Company” shall mean UnitedHealth Group Incorporated, a Minnesota corporation, and any of its subsidiaries or affiliates, whether now or hereafter established.

(f) “Earnings” shall mean the Company’s net earnings computed in accordance with generally accepted accounting principles as reported in the Company’s consolidated financial statements for the applicable Performance Period, adjusted to eliminate (1) the cumulative effect of changes in generally accepted accounting principles; (2) gains and losses from discontinued operations; (3) extraordinary gains or losses; and (4) any other unusual or nonrecurring losses which are separately identified and quantified in the Company’s financial statements, including merger related charges.

(g) “Earnings Per Share” or “EPS” shall mean the Company’s earnings per share computed in accordance with generally accepted accounting principles, as in effect from time to time, as reported in the Company’s consolidated financial statements for the applicable Performance Period, adjusted in the same fashion that Earnings are to be adjusted as provided in Section 3(f) hereof.

(h) “Maximum Annual Incentive Award” shall mean a dollar amount equal to one percent (1.00%) of the Company’s Earnings for the Performance Period.

(i) “Participant” shall mean any executive officer of the Company who is designated by the Committee, as provided for herein, to participate with respect to a Performance Period as a Participant in this Plan. Directors of the Company who are not also employees of the Company are not eligible to participate in the Plan.

(j) “Performance Award” shall have the meaning set forth in Section 6 hereof.

(k) “Performance Period” shall mean (i) for an Annual Incentive Award, each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company’s fiscal year; and (ii) for a Performance Award, such period or periods as shall be specified from time to time by the Committee.

(l) “Performance Threshold” shall, with respect to Annual Incentive Awards, mean one or more pre-established, objective performance goals selected by the Committee with respect to each Performance Period and which shall be based solely on Earnings Per Share.

(m) “Plan” shall mean this UnitedHealth Group Executive Incentive Plan.

(n) “Return on Equity” shall mean the Company’s return on equity computed in accordance with generally accepted accounting principles, as in effect from time to time, as reported in the Company’s consolidated financial statements for the applicable Performance Period, adjusted in the same fashion that Earnings are to be adjusted as provided in Section 3(f) hereof.

(o) “Target Award” shall mean a percentage, which may be greater or less than 100%, as determined by the Committee with respect to each Performance Period.

Section 4.     Administration.

      (a) Power and Authority of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (i) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants and their legal representatives and beneficiaries, and employees of the Company.

      (b) Determinations Made Prior to Each Performance Period. At any time ending on or before the 90th calendar day of each Performance Period, the Committee shall:

(i) with respect to Annual Incentive Awards, (A) designate all Participants and their Target Awards for such Performance Period, and (B) establish one or more Performance Thresholds, based solely on EPS; and

(ii) with respect to Performance Awards, (A) designate all Participants, their target and maximum awards for such Performance Period, and (B) establish the objective performance factors for each Participant for that Performance Period on the basis of one or more of the criteria set forth in Section 6(a) below.

      (c) Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing:

(i) with respect to Annual Incentive Awards, (A) the Company’s Earnings and EPS for that Performance Period and (B) as to the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based; and

(ii) with respect to Performance Awards, as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that Performance Period are to be based.

Section 5.     Annual Incentive Awards.

      From time to time, the Committee may grant annual incentive awards under the Plan payable to Participants in cash (an “Annual Incentive Award”). Annual Incentive Awards shall be granted in accordance with the following provisions:

(a) Formula. In the event that the Company’s EPS for a Performance Period is equal to or exceeds a designated Performance Threshold for that Performance Period, then each Participant shall receive an Annual Incentive Award for that Performance Period in an amount not greater than

(i) the Participant’s Base Salary for the Performance Period, multiplied by

(ii) the Participant’s Target Award for the Performance Period;

provided, however, that in the event that the Company’s EPS for a Performance Period exceeds the highest designated Performance Threshold for that Performance Period, then each Participant shall receive an Annual Incentive Award for that Performance Period in an amount not greater than the Maximum Annual Incentive Award for that Performance Period.

(b) Limitations.

(i) Discretionary Reduction. The Committee shall retain sole and full discretion to reduce by any amount the Annual Incentive Award otherwise payable to any Participant under this Plan.

(ii) Continued Employment. No Annual Incentive Award shall be paid to a Participant who is not actively employed by the Company at the time the Annual Incentive Award otherwise would be paid except in the case of retirement, death or permanent disability. If a Participant retires before the end of a Performance Period or after the end of a Performance Period but before an Annual Incentive Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a pro rated portion of the Annual Incentive Award that the Participant would have received but for such retirement. If a Participant dies or becomes permanently and totally disabled before the end of a Performance Period or after the end of a Performance Period but before an Annual Incentive Award is paid, the Committee may, in its discretion, determine that the Participant (or, in the case of death, the Participant’s estate) shall be paid a pro rated portion of the Annual Incentive Award that the Participant would have received but for such death or disability. The Committee shall determine the Participant’s date of disability in a manner consistent with Company practices.

(iii) Maximum Payments. No Participant shall receive an Annual Incentive Award under this Plan for any Performance Period in excess of the Maximum Annual Incentive Award for that Performance Period.

(c) Payment of Annual Incentive Award. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in cash as soon as administratively feasible upon the completion of a Performance Period, after the Committee has certified that the Performance Threshold has been attained, determined the Maximum Annual Incentive Award for that Performance Period and made the other certifications provided for in Section 4(c)(i) hereof.

Section 6.     Performance Awards.

      From time to time, the Committee may grant Performance Awards under the Plan payable in cash, shares of the Company, other securities or other property (a “Performance Award”). Performance Awards that are payable in shares of the Company, other securities or other property shall be payable pursuant to the UnitedHealth Group Incorporated 2002 Stock Incentive Plan. Performance Awards shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of this Plan to the contrary, the following additional requirements shall apply to all Performance Awards made to any Participant under this Plan:

(a) Business Criteria. The business criteria to be used for purposes of establishing performance goals for Performance Awards, the attainment of which may determine the amount and/or vesting with respect to Performance Awards, will be selected from the following alternatives (unless and until the Committee proposes for shareholder approval and the Company’s shareholders approve a change in such criteria), each of which may be based on absolute standards or comparisons versus specified companies or groups of companies and may be applied at individual or various organizational levels (for example, the Company as a whole or identified business units, segments or the like): revenue growth, Return on Equity, operating cash flows, Earnings per Share and operating margin.

In the event that Code Section 162(m) or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without disclosing to shareholders and obtaining shareholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining shareholder approval.

(b) Target and Range; Maximum Performance Award. The target and range of a Participant’s possible Performance Awards established by the Committee shall be between zero and 300% of the Participant’s average base compensation. For this purpose, average base compensation shall be the Participant’s total salary earned during the applicable Performance Period (or such lower amount as determined by the Committee) divided by the number of years in the Performance Period. The maximum bonus which may be paid to any Participant pursuant to any Performance Award with respect to any Performance Period shall not exceed $10,000,000.

(c) Payment of Performance Awards. Performance Awards shall be paid no later than three months following the conclusion of the applicable Performance Period. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with a Performance Award, but may not exercise discretion to increase such amount. If permitted by applicable law, payments of Performance Awards may be deferred into the Company’s Executive Savings Plan in accordance with rules established by the Committee.

(d) Certain Events. No Performance Award shall be paid to a Participant who is not actively employed by the Company at the time the Performance Award otherwise would be paid except in the case of retirement as provided for in (e) below, death or disability as provided for in (f) below, or in the event of a Change in Control as provided for in (g) below.

(e) If a Participant retires before the end of a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a pro rated portion of the Performance Award that the Participant would have received but for such retirement. In such event, (i) the pro rationing shall be based on the portion of such Performance Period prior to the Participant’s retirement, and (ii) the measurement of Company and Participant performance shall be based on performance through the end of the fiscal year of the Company which ends closest to the Participant’s date of retirement. The Committee shall determine the Participant’s date of retirement in a manner consistent with Company practices. Any such pro rated Performance Award shall be paid at the same time as other Performance Awards with respect to the applicable Performance Period.

(f) If a Participant dies or becomes permanently and totally disabled before the end of a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Committee may, in its discretion, determine that the Participant (or, in the case of death, the Participant’s estate) shall be paid a pro rated portion of the Performance Award that the Participant would have received but for such death or disability. In such event, (i) the pro rationing shall be based on the portion of such Performance Period prior to the Participant’s date of death or disability, and (ii) the measurement of Company and Participant performance shall be based on performance through the end of the fiscal year of the Company which ends closest to such date. The Committee shall determine the Participant’s date of disability in a manner consistent with Company practices. Any such pro rated Performance Award shall be paid at the same time as other Performance Awards with respect to the applicable Performance Period.

(g) If a Change in Control (as defined below) occurs during a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Company or its successor shall pay each Participant a pro rated portion of the maximum Performance Award for which such Participant is eligible with respect to each such Performance Period. Such pro rationing shall be based on the proportion of each such Performance Period through the date of such Change in Control. Any such Performance Awards shall be paid within 90 days of the occurrence of the event constituting such Change in Control, or, if a timely deferral election is then in effect, shall be deferred into the Company’s Executive Savings Plan. Any such Performance Award shall be paid regardless of whether the Participant is actively employed by the Company at the time the Performance Award is to be paid.

      “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than the Company or any of its affiliates, or any employee benefit plan of the Company and/or one or more of its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of the Continuing Directors (as hereinafter defined).

(ii) Individuals who, as of January 1, 2002 constitute the Board of Directors of the Company (generally the “Directors” and, as of January 1, 2002, the “Continuing Directors”) cease for any reason to constitute at least a majority thereof (provided that any person becoming a Director subsequent to January 1, 2002 whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934) shall be deemed to be a Continuing Director).

(iii) The approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of at least three-quarters of the Continuing Directors.

(iv) The first purchase under any tender offer or exchange offer (other than an offer by the Company or any of its affiliates) pursuant to which shares of the Company’s Common Stock are purchased.

(v) At least a majority of the Continuing Directors determine in their sole discretion that there has been a change in control of the Company.

Section 7.     Amendment and Termination; Adjustments.

      Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan:

(a) Amendments to the Plan. The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action, provided, however, that Section 6(g) of this Plan shall not be amended, or its benefits terminated or curtailed, with respect to any Performance Period during which a Change in Control occurs, occurred, or is anticipated to occur.

(b) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8.     Nontransferability.

      Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

Section 9.     Tax Withholding.

      In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Committee may establish such policy or policies as it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

Section 10.     Shareholder Approval.

      The material terms of this Plan shall be disclosed to and approved by shareholders of the Company in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such shareholder approval has been obtained. No award under this Plan shall be granted more than five years after the Company’s 2002 annual meeting of shareholders unless shareholders have re-approved the Plan to the extent required by Section 162(m) of the Code.

Section 11.     Miscellaneous.

      (a) Effective Date. This Plan shall be deemed effective, subject to shareholder approval, as of January 1, 2002.

      (b) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

      (c) Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

      (d) Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

      (e) No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

      (f) Governing Law. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

      (g) Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

      (h) Qualified Performance-Based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

UNITEDHEALTH GROUP INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 15, 2002
10:00 a.m.

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota

Householding Notice
If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you, your household will receive only one copy of our Annual Report, Proxy Statement for our Annual Meeting of Shareholders, any proxy statement that the Company files and delivers in connection with any other meeting of shareholders, any proxy statement combined with a prospectus or any information statement. For more information on this “householding” procedure and for information on how to opt-out of this procedure, please refer to the paragraph entitled “Householding Notice” contained under the “General Matters” section of the enclosed Proxy Statement or the separate householding notice contained in these proxy materials. We have included below instructions for consenting to electronic delivery. If you consent, we will not be householding so you need not contact us to object to householding.

Electronic Delivery of Proxy Materials
As an alternative to receiving printed copies of proxy materials in future years, we are pleased to offer shareholders the opportunity to access proxy mailings electronically. By consenting to electronic delivery of future annual reports and proxy statements, you will help us reduce printing and postage costs.

You must have access to a computer and the Internet and expect to have access in the future to be eligible. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. Each year you will receive your printed proxy card with information regarding the Internet web site containing the annual report and proxy statement. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

Your consent will be effective until you revoke it. You may cancel your consent to electronic delivery at no cost to you at any time by written notification to our legal department at 9900 Bren Road East, Minnetonka, Minnesota 55343, or at the Internet site http://www.econsent.com/unh/.

To consent to electronic delivery of future annual reports and proxy statements, please follow the instructions provided as you vote by Internet, or go to the website http://www.econsent.com/unh/ and follow the prompts.

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Wednesday, May 15, 2002.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint each of William W. McGuire, M.D., Stephen J. Hemsley and, David J. Lubben, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy:

1.	Vote By Telephone: Call Toll Free 1-800-240-6326.

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until noon (CT) on May 14, 2002.

• You will be prompted to enter your 3-digit company number and your 7-digit control number, located in the box above.

• Follow the simple instructions.

2.	Vote By Internet: http://www.eproxy.com/unh/

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until noon (CT) on May 14, 2002.

• You will be prompted to enter your 3-digit company number and your 7-digit control number, located in the box above, to obtain your records and create an electronic ballot.

Please note that in addition to voting, you may consent to receiving future copies of the Annual Report and Proxy Statement via the Internet by going to the website http://www.econsent.com/unh/ and following the prompts.

3.	Vote By Mail

• Mark, sign and date your proxy card below.

• Detach the proxy card and return it in the enclosed postage-prepaid envelope.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, please do not mail your proxy card.

ACCOUNT NUMBER ___________________

The Board of Directors Recommends a Vote “FOR” Proposals 1, 2, and 3.

1.	Election of directors:	01 02	Thomas H. Kean Robert L. Ryan	03 04	William G. Spears Gail R. Willensky, Ph. D.	Vote FOR all nominees	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the UnitedHealth Group Incorporated 2002 Stock Incentive Plan	For	Against	Abstain

3.	Proposal to approve the UnitedHealth Group Incorporated Executive Incentive Plan	For	Against	Abstain

This Proxy also confers authority on the Board of Directors to transact any other business that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Address Change? Mark Box
Indicate changes below:

Date , 2002

Additional Signature if Held in Joint Tenancy or Name and Title if Signing on Behalf of Corporation or Partnership

Please sign exactly as your name(s) appear (s) herein. If your shares are held in joint tenancy, all persons must sign.
Trustees, administrators, etc. should include title and authority.
Corporations and partnerships should provide name of entity and title of authorized persons signing